UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.    )
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Nektar Therapeutics

(Name of Registrant as Specified In Its Charter)

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NEKTAR THERAPEUTICS
201 Industrial Road
San Carlos, California 94070

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 11, 2009
AT 2:00 P.M. PACIFIC TIME

Dear Stockholder:
You are cordially invited to attend the 2009 Annual Meeting of Stockholders of Nektar Therapeutics, a Delaware corporation. The 2009 Annual Meeting will be held on Thursday, June 11, 2009, at 2:00 p.m. local time at the San Mateo Marriott located at 1770 South Amphlett Blvd., San Mateo, CA 94402, for the following purposes:
1.	To elect three directors with terms to expire at the 2012 Annual Meeting of Stockholders.
2.	To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009.
3.	To conduct any other business properly brought before the 2009 Annual Meeting.
These items of business are more fully described in the Proxy Statement accompanying this Notice of Annual Meeting of Stockholders. The record date for the 2009 Annual Meeting is April 13, 2009. Only stockholders of record at the close of business on that date are entitled to notice of, and to vote at, the 2009 Annual Meeting or any adjournment thereof.
Your vote is very important. Whether or not you attend the 2009 Annual Meeting in person, it is important that your shares be represented. You may vote your proxy on the Internet, by phone or by mail in accordance with the instructions in the Notice of Availability of Proxy Materials.
On behalf of the Board of Directors, thank you for your participation in this important annual process.

By Order of the Board of Directors

Gil M. Labrucherie
Senior Vice President, General Counsel and
Secretary
San Carlos, California
April 29, 2009
You are cordially invited to attend the Annual Meeting in person. Whether or not you expect to attend the Annual Meeting, please vote on the internet, by phone or by mail as instructed in the Notice of Availability of Proxy Materials, as promptly as possible in order to ensure your representation at the meeting. Even if you have voted by proxy, you may still vote in person if you attend the Annual Meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Annual Meeting, you must obtain a proxy issued in your name from that record holder.

NEKTAR THERAPEUTICS
201 Industrial Road
San Carlos, California 94070

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 11, 2009
AT 2:00 P.M. PACIFIC TIME

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING PROCEDURES
Why am I receiving these materials?
We sent you a Notice of Availability of Proxy Materials (the “Notice”) because the board of directors of Nektar Therapeutics (“Nektar,” the “Company,” “we” or “us”) is soliciting your proxy to vote at our 2009 annual meeting of stockholders (the “Annual Meeting”) to be held on June 11, 2009 at 2:00 p.m. local time at the San Mateo Marriott located at 1770 South Amphlett Blvd., San Mateo, CA 94402. We invite you to attend the Annual Meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may vote by proxy over the Internet or by phone by following the instructions provided in the Notice or, if you request printed copies of the proxy materials by mail, you may vote by mail.
The Notice was first sent or made available on or about April 29, 2009 to all stockholders of record entitled to vote at the Annual Meeting.
Who can vote at the annual meeting?
Only stockholders of record at the close of business on April 13, 2009 will be entitled to vote at the Annual Meeting. On this record date, there were 92,550,450 shares of common stock outstanding and entitled to vote.
Stockholder of Record: Shares Registered in Your Name
If, on April 13, 2009, your shares were registered directly in your name with our transfer agent, BNY Mellon Shareowner Services LLC, then you are a stockholder of record. The Notice will be sent to you by mail directly by us. As a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to vote on the Internet or by phone as instructed in the Notice or by proxy by mail by requesting a paper copy of the proxy materials as instructed in the Notice to ensure your vote is counted.
Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Agent
If, on April 13, 2009, your shares were held in an account at a brokerage firm, bank or other agent, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker, bank or other agent on how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid proxy from your broker, bank or other agent.
What am I voting on?
There are two matters scheduled for a vote:
•	Proposal 1: To elect three directors with terms to expire at the 2012 Annual Meeting of Stockholders.
•	Proposal 2: To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2009.

How are proxy materials distributed?
Under rules adopted by the Securities and Exchange Commission (“SEC”), we are sending the Notice to our stockholders of record and beneficial owners. Stockholders will have the ability to access the proxy materials, including this proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, on the Internet or to request a printed or electronic set of the proxy materials at no charge. Instructions on how to access the proxy materials over the Internet and how to request a printed copy may be found on the Notice.
In addition, any stockholder may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. Choosing to receive future proxy materials by email will save us the cost of printing and mailing documents to stockholders and will reduce the impact of annual meetings on the environment. A stockholder who chooses to receive future proxy materials by email will receive an email prior to next year’s annual meeting with instructions containing a link to those materials and a link to the proxy voting website. A stockholder’s election to receive proxy materials by email will remain in effect until the stockholder terminates it.
How do I vote?
You may either vote “For” all the nominees to the board of directors or you may abstain from voting for any nominee you specify. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting. The procedures for voting are:
Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record, you may vote in person at the Annual Meeting, vote by proxy over the Internet or by phone by following the instructions provided in the Notice or, if you request printed copies of the proxy materials by mail, you may vote by mail. If your proxy is properly executed in time to be voted at the Annual Meeting, the shares represented by the proxy will be voted in accordance with the instructions you provide. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Annual Meeting and vote in person if you have already voted by proxy.
1.	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.
2.
To vote on the Internet, go to www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the 12-digit control number from the Notice and follow the instructions. Your vote must be received by 11:59 p.m., Eastern Time on June 10, 2009 to be counted.

3.
To vote by phone, request a paper or email copy of the proxy materials by following the instructions on the Notice and call the number provided with the proxy materials to transmit your voting instructions. Your vote must be received by 11:59 p.m., Eastern Time on June 10, 2009 to be counted.

4.
To vote by mail, request a paper copy of the proxy materials by following the instructions on the Notice and complete, sign and date the proxy card enclosed with the paper copy of the proxy materials and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Agent
If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a Notice and voting instructions from that organization rather than from us. Simply follow the instructions to ensure that your vote is counted. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker, bank or other agent included with the Notice, or contact your broker, bank or other agent.
We provide Internet proxy voting to allow you to vote your shares on-line, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.
How many votes do I have?
On each matter to be voted upon, you have one vote for each share of common stock you owned as of April 13, 2009.

What is the quorum requirement?
A quorum of stockholders is necessary to hold a valid meeting. The presence, in person or by proxy duly authorized, of the holders of a majority of the outstanding shares of stock entitled to vote will constitute a quorum. On the record date, there were 92,550,450 shares outstanding and entitled to vote.
Your shares will be counted towards the quorum only if you submit a valid proxy or vote in person at the Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the chairman of the Annual Meeting or a majority of the votes present at the Annual Meeting may adjourn the Annual Meeting to another date.
What if I return a proxy card but do not make specific choices?
If you are a stockholder of record and you return a proxy card without marking any voting selections, your shares will be voted:
1.	Proposal 1: “For” election of all three nominees for director.
2.	Proposal 2: “For” the ratification of the audit committee’s selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009.
If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his best judgment.
If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, your shares are held by your broker, bank or other agent as your nominee (that is, in “street name”) and you will need to obtain a proxy form from the organization that holds your shares and follow the instructions included on that form regarding how to instruct the organization to vote your shares. If you do not give instructions to your broker, bank or other agent, it can vote your shares with respect to “discretionary” items but not with respect to “non-discretionary” items. Discretionary items are proposals considered routine under the rules of the New York Stock Exchange, and, in the absence of your voting instructions, your broker, bank or other agent may vote your shares held in street name on such proposals. Non-discretionary items are proposals considered non-routine under the rules of the New York Stock Exchange, and, in the absence of your voting instructions, your broker, bank or other agent may not vote your shares held in street name on such proposals and the shares will be treated as broker non-votes. Proposal 1 and Proposal 2 involve matters we believe to be routine. Accordingly, no broker non-votes are expected to exist in connection with Proposal 1 and Proposal 2.
How are votes counted?
Votes will be counted by the inspector of election appointed for the Annual Meeting, who will count “For” votes, abstentions and broker non-votes and, with respect to Proposal 2, “Against” votes.
Who will serve as inspector of elections?
A representative of Broadridge Financial Solutions, Inc. will serve as the inspector of elections.
How many votes are needed to approve each proposal?
•	For Proposal 1 electing three members of the board of directors, the three nominees receiving the most “For” votes among votes properly cast either in person or by proxy will be elected.
•
For Proposal 2 ratifying the audit committee’s selection of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2009, the proposal must receive a “For” vote from the majority of the shares present and cast either in person or by proxy.

Who is paying for this proxy solicitation?
We will pay for the entire cost of soliciting proxies. In addition to the Notice and the proxy materials, our directors and employees may also solicit proxies in person, by telephone or by other means of communication. We will not pay our directors and employees any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding the Notice and any other proxy materials to beneficial owners.
What does it mean if I receive more than one Notice?
If you receive more than one Notice, your shares are registered in more than one name or are registered in different accounts. Please vote by proxy according to each Notice to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?
Yes, you can revoke your proxy at any time before the final vote at the Annual Meeting. You may revoke your proxy in any one of three ways:
1.	A duly executed proxy card with a later date or time than the previously submitted proxy;
2.	A written notice that you are revoking your proxy to our Secretary, care of Nektar Therapeutics, at 201 Industrial Road, San Carlos, California 94070; or
3.	A later-dated vote on the Internet or by phone or a ballot cast in person at the Annual Meeting (simply attending the Annual Meeting will not, by itself, revoke your proxy).
When are stockholder proposals due for next year’s Annual Meeting?
Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), some stockholder proposals may be eligible for inclusion in our 2010 proxy statement. Any such proposal must be submitted in writing by December 30, 2009, to our Secretary, care of Nektar Therapeutics, 201 Industrial Road, San Carlos, California 94070. If we change the date of our 2010 annual meeting by more than 30 days from the date of the previous year’s annual meeting, the deadline is a reasonable time before we begin to print and send our proxy materials. Stockholders interested in submitting such a proposal are advised to contact knowledgeable counsel with regard to the detailed requirements of the applicable securities laws. The submission of a stockholder proposal does not guarantee that it will be included in our proxy statement.
Alternatively, under our bylaws, if you wish to submit a proposal that is not to be included in next year’s proxy statement or nominate a director, you must provide specific information to us no earlier than March 13, 2010 and no later than the close of business on April 12, 2010. If we change the date of our 2010 annual meeting by more than 30 days from the date of the previous year’s annual meeting, the deadline is changed to not later than the sixtieth day prior to such annual meeting and no earlier than the close of business on the ninetieth day prior to such annual meeting. In the event we provide less than 70 days’ notice or prior public disclosure of the date of the annual meeting, the stockholder proposal or nomination must be received not later than the tenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made. You are advised to review our bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominees.
A stockholder’s submission must include certain specific information concerning the proposal or nominee, as the case may be, and information as to the stockholder’s ownership of our common stock. Proposals or nominations not meeting these requirements will not be entertained at any annual meeting.
In relation to stockholder proposals and nominations, in certain instances we may exercise discretionary voting authority under proxies held by the board of directors. For instance, if we do not receive a stockholder proposal by March 13, 2010, we may exercise discretionary voting authority under proxies held by the board of directors on such stockholder proposal. If we change the date of our 2010 annual meeting by more than 30 days from the date of the previous year’s annual meeting, the deadline will change to a reasonable time before we begin to print and send our proxy materials. In addition, even if we are notified of a stockholder proposal within the time requirements discussed above, if the stockholder does not comply with certain requirements of the Exchange Act, we may exercise discretionary voting authority under proxies held by the board of directors on such stockholder proposal if we include advice in our proxy statement on the nature of the matter and how we intend to exercise our discretion to vote on the matter.
What is “householding” and how does it affect me?
We have adopted a procedure approved by the SEC called “householding.” Under this procedure, stockholders who have the same address may receive only one copy of the Notice, unless one or more of these stockholders notifies us that they wish to receive individual copies of the Notice and, if requested, other proxy materials. This process potentially means extra convenience for stockholders and cost savings for companies.
If you are a beneficial owner of our common stock, once you receive notice from your broker, bank or other agent that they will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive separate Notices or other proxy materials, please notify your broker, bank or other agent, direct your written request to Nektar Therapeutics, Secretary, 201 Industrial Road, San Carlos, California 94070 or contact our Secretary at (650) 631-3100. Stockholders who currently receive multiple copies of the Notice or other proxy materials at their address and would like to request householding of their communications should contact their broker, bank or other agent.

How can I find out the results of the voting at the annual meeting?
Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in our quarterly report on Form 10-Q for the quarter ending June 30, 2009.
PROPOSAL 1
ELECTION OF DIRECTORS
Our board of directors is presently comprised of nine (9) directors and is divided into three (3) classes. Each class consists, as nearly as possible, of one third of the total number of directors, and each class has a three (3) year term. There are four (4) current directors in Class II, whose term of office expires in 2009: Robert B. Chess, Dr. Hoyoung Huh, Susan Wang and Roy A. Whitfield. Each of the current directors in Class II has been nominated for reelection at the Annual Meeting except for Dr. Huh. Dr. Huh will serve out his term as a Class II director which will expire at the Annual Meeting. Messrs. Chess and Whitfield and Ms. Wang were previously elected by the stockholders and Mr. Huh was appointed to a newly created vacancy by the board of directors on February 11, 2008. Vacancies on the board, including vacancies created by an increase in the number of directors, are filled only by persons elected by a majority of the remaining directors. A director elected by the board to fill a vacancy in a class serves until the earlier of the remainder of the full term of that class, that director’s successor is elected and qualified or their death, resignation or removal.
Directors are elected by a plurality of the votes of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors. The three nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted for the election of the three nominees named below, unless the “abstain” voting selection has been marked on the proxy card. If any nominee becomes unavailable for election as a result of an unexpected occurrence, shares that would otherwise be voted for such nominee will be voted for the election of a substitute nominee proposed by the nominating and corporate governance committee and nominated by the board of directors. Each person nominated for election has agreed to serve if elected. Our management has no reason to believe that any nominee will be unable to serve. If elected at the Annual Meeting, each of the nominees will serve until the earlier of the 2012 annual meeting, their successors are elected and qualified or their death, resignation or removal.
The following is a brief biography of each nominee.
Robert B. Chess
Robert B. Chess, age 52, is Chairman of our board of directors and has served as a director since May 1992. Mr. Chess is currently Chairman and Chief Executive Officer of NanOasis, Inc., a start-up company focused on water desalinization technology. He is also currently the Chairman of OpX Biotechnologies, a start-up platform technology company in the biofuels and biorefined chemicals field. From March 2006 until January 2007, Mr. Chess served as our Acting President and Chief Executive Officer, and from April 1999 to January 2007, served as Executive Chairman. He also served as our Co-Chief Executive Officer from August 1998 to April 2000, as President from December 1991 to August 1998, and as Chief Executive Officer from May 1992 to August 1998. Mr. Chess was previously the co-Founder and President of Penederm, Inc., a publicly-traded dermatological pharmaceutical company that was sold to Mylan Laboratories. He has held management positions at Intel Corporation and Metaphor Computer Systems (now part of IBM), and was a member of the first President Bush’s White House staff. Since 1997, Mr. Chess has served on the board of directors of the Biotechnology Industry Organization (BIO). Mr. Chess was Co-Chairman of BIO’s Intellectual Property Committee, and has served as Chairman of BIO’s Emerging Company Section. Mr. Chess is Chairman of Bio Ventures for Global Health and is on the Board of Trustees of the California Institute of Technology and the Committee for Economic Development. He is a member of the faculty of the Stanford Graduate School of Business, where he teaches courses in Entrepreneurship and Management of Health Care Innovation, and is an Adjunct Fellow at Stanford’s Center for Health Policy. Mr. Chess received his B.S. degree in Engineering from the California Institute of Technology and an M.B.A. from Harvard.
Susan Wang
Susan Wang, age 58, has served as our director since December 2003. Ms. Wang, who retired from Solectron Corporation in May 2002, served in various management positions there from 1984 to June 2002. Her final position at Solectron, an electronics manufacturing services and supply chain solutions company, was Executive Vice President for Corporate Development and Chief Financial Officer, a position she held from September 2001 to June 2002. Prior to joining Solectron, Ms. Wang held financial and managerial positions with Xerox Corporation and Westvaco Corporation. She began her career with Price Waterhouse & Co. in New York and is a certified public accountant. Ms. Wang is also a director of Altera Corporation, a programmable semiconductor company, Rae Systems, Inc., a developer of sensory technology for hazardous materials, and Suntech Powers, Inc., a solar provider. Ms. Wang holds an M.B.A. from the University of Connecticut and a B.S. in accounting from the University of Texas.

Roy A. Whitfield
Roy A. Whitfield, age 55, has served as our director since August 2000. He currently serves as a director of Incyte Corporation, a drug discovery and development company, Illumina, Inc., a developer, manufacturer and marketer of integrated systems for analysis of genetic variations and biological functions, and the private companies Sciona, Inc. and Bioseek, Inc. Since February 2008, he has also served as Executive Chairman of the board of directors of Bioseek. Mr. Whitfield is the former Chairman of the Board and Chief Executive Officer of Incyte Corporation, a company he co-founded in 1991. From January 1993 to November 2001, Mr. Whitfield served as its Chief Executive Officer and from November 2001 until June 2003 as its Chairman. From 1984 to 1989, Mr. Whitfield held senior operating and business development positions with Technicon Instruments Corporation, a medical instrumentation company, and its predecessor company, Cooper Biomedical, Inc., a biotechnology and medical diagnostics company. Prior to his work at Technicon, Mr. Whitfield spent seven years with the Boston Consulting Group’s international consulting practice. Mr. Whitfield was awarded a B.S. in mathematics from Oxford University and an M.B.A. from Stanford University.
THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF EACH NAMED NOMINEE.
PROPOSAL 2
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The audit committee of the board of directors has selected Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009, and has further directed that management submit the selection of our independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP has audited our financial statements since our inception in 1990. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
Neither our bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm. However, the audit committee is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the audit committee will reconsider whether or not to retain Ernst & Young LLP. Even if the selection is ratified, the audit committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the committee determines that such a change would be in our best interests and our stockholders’ best interest.
The affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the Annual Meeting and cast on this proposal will be required to ratify the selection of Ernst & Young LLP.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 2.

INFORMATION ABOUT OUR EQUITY COMPENSATION PLANS
Securities Authorized for Issuance Under Equity Compensation Plans
We currently maintain 5 equity compensation plans: the 2008 Equity Incentive Plan (“2008 Plan), the 2000 Equity Incentive Plan (“2000 Plan”), the 2000 Non-Officer Equity Incentive Plan (“Non-Officer Plan”), the Employee Stock Purchase Plan (the “ESPP”) and the Non-Employee Directors’ Stock Option Plan (the “Directors Plan”). With the exception of the Non-Officer Plan, these plans have each been approved by our stockholders.
The following table sets forth, for each of our equity compensation plans, the number of shares of common stock subject to outstanding options and restricted stock units, the weighted-average exercise price of outstanding options and the number of shares remaining available for future award grants as of December 31, 2008 (share number in thousands).

			Number of securities remaining
	Number of securities to be		available for issuance under
	issued upon exercise of	Weighted-average	equity compensation plans
	outstanding options and	exercise price of	(excluding securities reflected
	rights	outstanding options	in column(a))
Plan Category	(a) (1) (2)	(b)(3)	(c)(4)
Equity compensation plans approved by security holders (2)	7,833	$12.53	12,443
Equity compensation plans not approved by security holders	5,948	$11.66	2,827

Total	13,781	$12.16	15,270

(1)
Includes shares issuable upon exercise of outstanding stock options and following the vesting of outstanding restricted stock units. Under our stockholder approved plans, a total of 7,775 shares were issuable upon exercise of options and a total of 58 shares were issuable in respect of restricted stock units. Under our Non-Officer Plan, a total of 5,741 shares were issuable upon exercise of options and a total of 207 shares were issuable in respect of restricted stock units.

(2)	Does not include options to purchase 31,738 shares we assumed in connection with the acquisition of Shearwater Corporation (with a weighted-average exercise price of $0.03 per share).

(3)	Outstanding restricted stock units do not have an exercise price and therefore are not included in calculating the weighted-average exercise price of outstanding options.

(4)
Of the 15,270 aggregate number of shares that remained available for future issuance under our equity compensation plans, 9,000 shares are available under the 2008 Plan, 3,281 shares are available under the 2000 Plan, and 2,827 shares are available under the Non-Officer Plan may be granted as stock bonus or restricted stock awards instead of as options.

Equity Compensation Plans Not Approved by Stockholders
The Non-Officer Plan did not require approval of, and has not been approved by, our stockholders. The organization and compensation committee administers the Non-Officer Plan and determines the exercise or purchase price for any shares of common stock subject to an award, the vesting schedule, if any, applicable to each award, the term of each award and the other terms and conditions of each award, in each case subject to the limitations of the Non-Officer Plan. Awards granted under the Non-Officer Plan generally will expire not more than 8 years after the date of grant.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information regarding the ownership of our common stock as of March 31, 2009, by: (i) each director and nominee for director; (ii) each of our Named Executive Officers; (iii) all of our executive officers and directors as a group; and (iv) all those known by us to be beneficial owners of more than five percent of our common stock.

	Beneficial Ownership **
	Number of	Percent of
Beneficial Owner	Shares	Total
OppenheimerFunds, Inc. and related entities (1)	18,448,334	19.9%
BVF Inc. and related entities (2)	9,012,700	9.7%
HealthCor Management, L.P. and related entities (3)	8,974,128	9.7%
Columbia Wanger Asset Management, L.P. (4)	6,908,000	7.5%
Barclays Global Investors, NA. and related entities (5)	6,016,127	6.5%
Michael A. Brown(6)	156,250	*
Robert B. Chess(7)	1,051,878	1.1%
Hoyoung Huh, M.D., Ph.D.(8)	34,983	*
Joseph J. Krivulka(9)	101,250	*
Christopher A. Kuebler(10)	153,750	*
Lutz Lingnau(11)	44,783	*
Howard W. Robin(12)	695,728	*
Susan Wang(13)	111,125	*
Roy A. Whitfield(14)	188,750	*
Bharatt M. Chowrira, Ph.D., J.D.(15)	132,500	*
Nevan C. Elam(16)	368,400	*
Gil M. Labrucherie(17)	135,595	*
John Nicholson(18)	155,898	*
All executive officers and directors as a group (16 persons)	3,336,202	3.6%

*	Denotes ownership percentage less than 1%.

**
This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13G filed with the SEC. Unless otherwise indicated in the footnotes to this table, and subject to community property laws where applicable, we believe that each of the stockholders named in the table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 92,550,450 shares outstanding on March 31, 2009, adjusted as required by rules promulgated by the SEC.

(1)
Based solely on the Schedule 13G/A (Amendment No. 11) filed with the SEC on April 9, 2009 by OppenheimerFunds, Inc., a registered investment adviser under Section 203 of the Investment Advisers Act of 1940, and Oppenheimer Global Opportunities Fund, an investment company registered under Section 8 of the Investment Company Act of 1940. Oppenheimer Global Opportunities Fund had shared voting and dispositive power with respect to 18,114,206 shares of our common stock. OppenheimerFunds, Inc., had shared voting and dispositive power with respect to all 18,448,334 shares, including the 18,114,206 owned by the Oppenheimer Global Opportunities Fund. OppenheimerFunds, Inc. disclaims beneficial ownership as an investment adviser.

(2)
Based solely on the Schedule 13G/A (Amendment No. 2) filed with the SEC on February 13, 2009 by BVI Inc. and related entities. BVF Inc. (“BVF Inc.”) and BVF Partners L.P. (“Partners”) beneficially owned and had shared voting and dispositive power over 9,012,700 shares of our common stock. Investment 10, L.L.C. (“ILL10”) beneficially owned and had shared voting and dispositive power over 593,000 shares of our common stock. BVF Investments, L.L.C. (“BVLLC”) beneficially owned and had shared voting and dispositive power over 4,941,000 shares of our common stock. Biotechnology Value Fund II, L.P. (“BVF2”) beneficially owned and had shared voting and dispositive power over 1,419,000 shares of our common stock. Biotechnology Value Fund, L.P. (“BVF”) beneficially owned and had shared voting and dispositive power over 2,059,700 shares of our common stock. Partners is authorized, among other things, to invest the funds of Samana Capital, L.P., the majority member of BVLLC, in the shares of Common Stock beneficially owned by BVLLC and to vote and exercise dispositive power over those shares of Common Stock. Partners and BVF Inc. share voting and dispositive power over shares of Common Stock beneficially owned by BVF, BVF2, BVLLC and those owned by ILL10, on whose behalf Partners acts as an investment manager and, accordingly, Partners and BVF Inc. have beneficial ownership of all of the shares of Common Stock owned by such parties. Mr. Mark Lampert is the owner, sole director and an officer of BVF Inc. BVF Inc. is the general partner of Partners, which is the general partner of BVF and BVF 2. Partners is the manager of BVLLC and is investment adviser to ILL10.

(3)
Based solely on the Schedule 13G/A (Amendment No. 2) filed with the SEC on February 17, 2009 by HealthCor Management, L.P. and related entities. Collectively, HealthCor, L.P., Healthcor Offshore Master Fund, L.P. and HealthCor Hybrid Offshore Master Fund, L.P. (each a “Fund” and together, the “Funds”) are the beneficial owners of a total of 8,974,128 shares of the Common Stock of the Company. By virtue of their position as feeder funds, HealthCor Offshore, Ltd. and HealthCor Hybrid Offshore, Ltd. may be deemed beneficial owners of the shares of Common Stock owned by HealthCor Offshore Master Fund, L.P., and HealthCor Hybrid Offshore Master Fund, L.P., respectively. HealthCor Offshore GP, LLC is the general partner of HealthCor Offshore Master Fund, L.P. Accordingly, HealthCor Offshore GP, LLC may be deemed to beneficially own the shares of Common Stock that are beneficially owned by HealthCor Offshore Master Fund, L.P. HealthCor Group, LLC is the general partner of HealthCor Offshore GP, LLC and, therefore, may be deemed to beneficially own the shares of Common Stock that are beneficially owned by HealthCor Offshore Master Fund, L.P. HealthCor Hybrid Offshore GP, LLC is the general partner of HealthCor Hybrid Offshore Master Fund, L.P. Accordingly, HealthCor Hybrid Offshore GP, LLC may be deemed to beneficially own the shares of Common Stock that are beneficially owned by HealthCor Hybrid Offshore Master Fund, L.P. HealthCor Group, LLC is the general partner of HealthCor Hybrid Offshore GP, LLC and, therefore, may be deemed to beneficially own the shares of Common Stock that are beneficially owned by HealthCor Hybrid Offshore Master Fund, L.P. By virtue of its position as the investment manager of the Funds, HealthCor Management, L.P. may be deemed a beneficial owner of all the shares of Common Stock owned by the Funds. HealthCor Associates, LLC is the general partner of HealthCor Management, L.P. and thus may also be deemed to beneficially own the shares of Common Stock that are beneficially owned by the Funds. HealthCor Group LLC is the general partner of HealthCor Capital, L.P., which is in turn the general partner of HealthCor, L.P. Accordingly, each of HealthCor Capital L.P. and HealthCor Group, LLC may be deemed to beneficially own the shares of Common Stock that are beneficially owned by HealthCor, L.P. As the Managers of HealthCor Associates, LLC, Arthur Cohen and Joseph Healey exercise both voting and investment power with respect to the shares of Common Stock reported herein, and therefore each may be deemed a beneficial owner of such Common Stock.

(4)
Based solely on the Schedule 13G filed with the SEC on February 5, 2009 by Columbia Wanger Asset Management, L.P. Columbia Wanger Asset Management, L.P., a registered investment adviser under Section 203 of the Investment Advisers Act of 1940, beneficially owned 6,908,000 shares of our common stock with sole voting power over 6,608,000 shares of common stock and sole dispositive power over 6,908,000 shares of our common stock. These shares include shares held by Columbia Acorn Trust, a Massachusetts business trust that is advised by Columbia Wanger Asset Management, L.P.

(5)
Based solely on the Schedule 13G filed with the SEC on February 5, 2009 by Barclays Global Investors, N.A. and related entities. Barclays Global Investors, N.A., a bank as defined in Section 3(a)(6) of the Exchange Act, beneficially owned 2,485,412 shares of our common stock with sole voting power over 2,058,416 shares of common stock and sole dispositive power over 2,485,412 shares. Barclays Global Fund Advisors, a registered investment adviser under Section 203 of the Investment Advisers Act of 1940, beneficially owned and had sole voting and dispositive power over 3,530,715 shares.

(6)	Includes 146,250 shares issuable upon exercise of options exercisable within 60 days of March 31, 2009.

(7)	Includes (i) 805,922 shares issuable upon exercise of options exercisable within 60 days of March 31, 2009 and (ii) 4,914 shares issued pursuant to our 401(k) Retirement Plan.

(8)	Includes 32,083 shares issuable upon exercise of options exercisable within 60 days of March 31, 2009.

(9)	Includes 91,250 shares issuable upon exercise of options exercisable within 60 days of March 31, 2009.

(10)	Includes 143,750 shares issuable upon exercise of options exercisable within 60 days of March 31, 2009.

(11)	Includes 38,333 shares issuable upon exercise of options exercisable within 60 days of March 31, 2009.

(12)	Includes 685,728 shares issuable upon exercise of options exercisable within 60 days of March 31, 2009.

(13)	Includes 101,125 shares issuable upon exercise of options exercisable within 60 days of March 31, 2009.

(14)	Includes 178,750 shares issuable upon exercise of options exercisable within 60 days of March 31, 2009.

(15)	Includes 132,500 shares issuable upon exercise of options exercisable within 60 days of March 31, 2009.

(16)	Includes 367,000 shares issuable upon exercise of options exercisable within 60 days of March 31, 2009.

(17)
Includes (i) 132,538 shares issuable upon exercise of options exercisable within 60 days of March 31, 2009, (ii) 997 shares issued pursuant to the our 401(k) Retirement Plan, (iii) 250 shares issued pursuant to our Employee Stock Purchase Plan and (iv) 1,089 shares issuable upon vesting and delivery of restricted stock units.

(18)
Includes 148,644 shares issuable upon exercise of options exercisable within 60 days of March 31, 2009. Includes 2,500 shares and 2,254 shares owned by Mr. Nicholson’s sons, John L. Nicholson and Daniel A. Nicholson, respectively.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who beneficially own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and greater than ten percent beneficial owners are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.
To our knowledge, based solely on our review of Forms 3, 4 and 5, and any amendments thereto, furnished to us or written representations that no Form 5 was required, we believe that during the fiscal year ended December 31, 2008, all filing requirements applicable to our executive officers and directors under the Exchange Act were met in a timely manner.
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
We review all relationships and transactions between us and (i) any of our directors or executive officers, (ii) any nominee for election as a director, (iii) any security holder who is known to us to own beneficially or of record more than five percent of our common stock or (iv) any member of the immediate family of any of the foregoing. Our legal staff is primarily responsible for the development and implementation of processes and controls to obtain information with respect to related person transactions and for then determining, based on the facts and circumstances, whether the Company or a related person has a direct or indirect material interest in the transaction. In addition, the audit committee reviews and approves or ratifies any related person transaction that is required to be disclosed. In the course of its review and approval or ratification of a disclosable related party transaction, the committee considers:
•	the nature of the related person’s interest in the transaction;
•	the material terms of the transaction, including, without limitation, the amount and type of transaction;
•	the importance of the transaction to the related person;
•	the importance of the transaction to the Company;
•	whether the transaction would impair the judgment of a director or executive officer to act in the best interest of the Company; and
•	any other matters the committee deems appropriate.
Any member of the audit committee who is a related person with respect to a transaction under review may not participate in the deliberations or vote respecting approval or ratification of the transaction, provided, however, that such director may be counted in determining the presence of a quorum at a meeting where the audit committee reviews the transaction.
As required under SEC rules, related party transactions that are determined to be directly or indirectly material to us or the related party are disclosed in our proxy statement. Historically, we have not entered into transactions with related parties. During the 2008 fiscal year, there were no relationships or transactions between us and any related party for which disclosure is required under the rules of the SEC.
INFORMATION ABOUT THE BOARD OF DIRECTORS
The following is a brief biography of each current director, including each nominee for reelection at the Annual Meeting to a new term of office and each director whose current term of office continues through the Annual Meeting.

THE BOARD OF DIRECTORS
Current Directors Nominated for Reelecton to Serve Until the 2012 Annual Meeting
Robert B. Chess
Robert B. Chess, age 52, is Chairman of our board of directors and has served as a director since May 1992. Mr. Chess is currently Chairman and Chief Executive Officer of NanOasis, Inc., a start-up company focused on water desalinization technology. He is also currently the Chairman of OpX Biotechnologies, a start-up platform technology company in the biofuels and biorefined chemicals field. From March 2006 until January 2007, Mr. Chess served as our Acting President and Chief Executive Officer, and from April 1999 to January 2007, served as Executive Chairman. He also served as our Co-Chief Executive Officer from August 1998 to April 2000, as President from December 1991 to August 1998, and as Chief Executive Officer from May 1992 to August 1998. Mr. Chess was previously the co-Founder and President of Penederm, Inc., a publicly-traded dermatological pharmaceutical company that was sold to Mylan Laboratories. He has held management positions at Intel Corporation and Metaphor Computer Systems (now part of IBM), and was a member of the first President Bush’s White House staff. Since 1997, Mr. Chess has served on the board of directors of the Biotechnology Industry Organization (BIO). Mr. Chess was Co-Chairman of BIO’s Intellectual Property Committee, and has served as Chairman of BIO’s Emerging Company Section. Mr. Chess is Chairman of Bio Ventures for Global Health and is on the Board of Trustees of the California Institute of Technology and the Committee for Economic Development. He is a member of the faculty of the Stanford Graduate School of Business, where he teaches courses in Entrepreneurship and Management of Health Care Innovation, and is an Adjunct Fellow at Stanford’s Center for Health Policy. Mr. Chess received his B.S. degree in Engineering from the California Institute of Technology and an M.B.A. from Harvard.
Susan Wang
Susan Wang, age 58, has served as our director since December 2003. Ms. Wang, who retired from Solectron Corporation in May 2002, served in various management positions there from 1984 to June 2002. Her final position at Solectron, an electronics manufacturing services and supply chain solutions company, was Executive Vice President for Corporate Development and Chief Financial Officer, a position she held from September 2001 to June 2002. Prior to joining Solectron, Ms. Wang held financial and managerial positions with Xerox Corporation and Westvaco Corporation. She began her career with Price Waterhouse & Co. in New York and is a certified public accountant. Ms. Wang is also a director of Altera Corporation, a programmable semiconductor company, Rae Systems, Inc., a developer of sensory technology for hazardous materials, and Suntech Powers, Inc., a solar provider. Ms. Wang holds an M.B.A. from the University of Connecticut and a B.S. in accounting from the University of Texas.
Roy A. Whitfield
Roy A. Whitfield, age 55, has served as our director since August 2000. He currently serves as a director of Incyte Corporation, a drug discovery and development company, Illumina, Inc., a developer, manufacturer and marketer of integrated systems for analysis of genetic variations and biological functions, and the private companies Sciona, Inc. and Bioseek, Inc. Since February 2008, he has also served as Executive Chairman of the board of directors of Bioseek. Mr. Whitfield is the former Chairman of the Board and Chief Executive Officer of Incyte Corporation, a company he co-founded in 1991. From January 1993 to November 2001, Mr. Whitfield served as its Chief Executive Officer and from November 2001 until June 2003 as its Chairman. From 1984 to 1989, Mr. Whitfield held senior operating and business development positions with Technicon Instruments Corporation, a medical instrumentation company, and its predecessor company, Cooper Biomedical, Inc., a biotechnology and medical diagnostics company. Prior to his work at Technicon, Mr. Whitfield spent seven years with the Boston Consulting Group’s international consulting practice. Mr. Whitfield received a B.S. in mathematics from Oxford University and an M.B.A. from Stanford University.
Directors Continuing in Office Until the 2011 Annual Meeting
Michael A. Brown
Michael A. Brown, age 50, has served as our director since September 2002. Mr. Brown serves as Chairman of Line 6, a private company supplying musical instruments, amplifiers and audio gear. Mr. Brown was Chairman of the Board of Quantum Corporation, a computer storage device company, from 1998 through 2003 and continues to serve as a director of Quantum. He served as Quantum’s Chief Executive Officer from September 1995 until his retirement in September 2002. Mr. Brown was President of Quantum’s Desktop Storage Division from 1993 to 1995 and Executive Vice President and Chief Operating Officer from 1992 to 1993. Previously, Mr. Brown held senior positions in product and marketing management after he joined Quantum’s marketing organization in August 1984. Before joining Quantum, Mr. Brown served in the marketing organization at Hewlett-Packard, Inc., a computer products company. Mr. Brown is also a director of Symantec Corp., a security and storage management software company. Mr. Brown holds a B.A. in economics from Harvard University and an M.B.A. from Stanford University.

Joseph J. Krivulka
Joseph J. Krivulka, age 57, has served as our director since March 2005. Mr. Krivulka is founder and President of Triax Pharmaceuticals, a dermatology products company, a position he has held since November 2004. Mr. Krivulka is also the founder and Chairman of Akrimax Pharmaceuticals, LLC, an emerging branded and contract manufacturing pharmaceutical company. Mr. Krivulka was a co-founder and President of Reliant Pharmaceuticals, LLC, a company that markets pharmaceutical products, from 1999 until 2004. Mr. Krivulka was formerly Chief Executive Officer of Bertek, Inc., a generic pharmaceutical products company that is a subsidiary of Mylan Laboratories Inc., and Corporate Vice President of Mylan Laboratories, a generic pharmaceutical products company. Mr. Krivulka is also a director of Aeolus Pharmaceuticals, Inc., a drug development services company. He holds a B.S. from West Virginia Wesleyan College.
Howard W. Robin
Howard W. Robin, age 56, has served as our President and Chief Executive Officer since January 2007 and has served as a member of our board of directors since February 2007. Mr. Robin served as Chief Executive Officer, President and a director of Sirna Therapeutics, Inc., a biotechnology company, from July 2001 to November 2006 and from January 2001 to June 2001, served as their Chief Operating Officer, President and as director. From 1991 to 2001, Mr. Robin was Corporate Vice President and General Manager at Berlex Laboratories, Inc., a pharmaceutical products company that is a subsidiary of Schering, AG, and from 1987 to 1991 he served as Vice President of Finance and Business Development and Chief Financial Officer. From 1984 to 1987, Mr. Robin was Director of Business Planning and Development at Berlex. He was a Senior Associate with Arthur Andersen & Co. prior to joining Berlex. Mr. Robin is also a director of Acologix, a private biopharmaceutical company. He received his BS in Accounting and Finance from Fairleigh Dickinson University in 1974.
Directors Continuing in Office Until the 2010 Annual Meeting
Christopher A. Kuebler
Christopher A. Kuebler, age 55, has served as our director since December 2001. Mr. Kuebler also currently serves on the board of directors of Waters Corporation, an analytical technologies services company. From January 1997 to December 2005, Mr. Kuebler served as Chairman of the Board of Covance Inc., a drug development services company, and from November 1994 to December 2004, served as its Chief Executive Officer. From March 1993 through November 1994, he was the Corporate Vice President, European Operations for Abbott Laboratories, a diversified health care company. From January 1986 until March 1993, Mr. Kuebler served in various commercial positions for Abbott Laboratories’ Pharmaceutical Division and was that Division’s Vice President, Sales and Marketing prior to taking the position of Corporate Vice President, European Operations. Before that, he held positions at Squibb Inc. and Monsanto Health Care. Mr. Kuebler holds a B.S. in Biological Science from Florida State University.
Lutz Lingnau
Lutz Lingnau, age 66, has served as our director since August 2007. Mr. Lingnau retired from Schering AG Group, Germany, in December 2005 as a member of Schering AG’s Executive Board and as Vice Chairman, President and Chief Executive Officer of Schering Berlin, Inc., a United States subsidiary. Prior to his retirement, Mr. Lingnau was responsible for Schering AG’s worldwide specialized therapeutics and dermatology businesses. He joined Schering AG’s business trainee program in 1966. Throughout his career at Schering AG, he served in various capacities and in a number of subsidiaries in South America and the United States, including his roles as President of Berlex Laboratories, Inc., from 1983 to 1985, as the Head of Worldwide Sales and Marketing in the Pharmaceutical Division of Schering AG, from 1985 to 1989, and as Chairman of Berlex Laboratories, Inc. from 1985 to 2005. Mr. Lingnau is currently a member of the Supervisory Board of LANXESS AG, a specialty chemicals company listed on the Frankfurt Stock Exchange, Chairman of the board of directors of Micropharma Limited, a private biotechnology company, and was a member of the board of directors of Sirna Therapeutics, Inc., a biotechnology company, from February 2006 through the closing of the acquisition of Sirna by Merck & Co., Inc. in December 2006.

Director Continuing in Office Until the 2009 Annual Meeting
Dr. Hoyoung Huh
Dr. Hoyoung Huh, age 39, has served as our director since February 2008. Since March 2008, Dr. Huh has served as President and Chief Executive Officer of BiPar Sciences, a privately held biopharmaceutical company focused on oncology therapeutics. From May 2007 through February 2008, Dr. Huh served as our Chief Operating Officer and Head of the PEGylation Business Unit, responsible for the Company’s worldwide business development, marketing, manufacturing and leading Nektar’s PEGylation business. From March 2005 through April 2007, he served as the Company’s Senior Vice President of Business Development and Marketing. From September 1997 to February 2005, Dr. Huh was a leader in the healthcare and biotechnology practice at McKinsey and Company, a management consulting firm, where he was elected partner in 2003. He currently serves on the Board of BayBio, a biotechnology industry association. Dr. Huh holds an M.D. from Cornell University Medical College, a Ph.D. in Genetics and Cell Biology from the Cornell University/Sloan Kettering Institute, and an A.B. in Biochemistry from Dartmouth College.
Meetings of the Board of Directors
The board of directors met eleven (11) times during the 2008 fiscal year. Each board member attended 75% or more of the aggregate of the meetings of the board and of the committees on which he or she served held during the period of the 2008 fiscal year for which he or she was a director or committee member, as applicable. All of our directors attended our 2008 annual meeting except for Mr. Krivulka.
Corporate Governance
The board of directors has documented our governance practices in our Corporate Governance Policy Statement to assure that the board will have the necessary authority and practices in place to review and evaluate our business operations as needed and to make decisions that are independent of our management. The guidelines are also intended to align the interests of directors and management with those of our stockholders. The Corporate Governance Policy Statement sets forth certain practices the board will follow with respect to board composition, board committees, board nomination, director qualifications and evaluation of the board and committees. The Corporate Governance Policy Statement, as well as the charters for each committee of the board, may be viewed at www.nektar.com.

Independence of the Board of Directors
As required under the NASDAQ Global Select Market listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors. Our board consults with counsel to ensure that its determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent NASDAQ listing standards, as in effect from time to time.
Consistent with these standards, after review of all relevant transactions (if any) or relationships between each director, or any of his or her family members, and us, our senior management and our independent registered public accounting firm, the board has affirmatively determined that all of our directors are independent directors within the meaning of the applicable NASDAQ listing standards, except for Mr. Robin, our President and Chief Executive Officer, Dr. John S. Patton, our co-founder and Chief Research Fellow who resigned as a member of the board of directors effective as of November 21, 2008, Dr. Huh, our former Chief Operating Officer and Head of the PEGylation Business Unit through February 28, 2008, and Mr. Chess, who acted as our Interim Chief Executive Officer from March 2006 through Mr. Robin’s appointment in January 2007.
As required under applicable NASDAQ listing standards, in the 2008 fiscal year, our independent directors met four times in regularly scheduled executive sessions at which only independent directors were present. Messrs. Brown, Krivulka and Whitfield each presided over one or more of the executive sessions held in 2008.
Information Regarding the Committees of the Board of Directors
The board has three committees: an audit committee, an organization and compensation committee and a nominating and corporate governance committee. The following table provides membership and meeting information for the 2008 fiscal year for each of the board committees:

					Nominating and
			Organization and		Corporate
Name	Audit		Compensation		Governance
Mr. Michael A. Brown			X
Mr. Robert B. Chess
Dr. Hoyoung Huh
Mr. Chistopher A. Kuebler			X	(1)	X
Mr. Irwin Lerner (3)	X				X
Mr. Lutz Lingnau			X
Dr. John S. Patton (4)
Mr. Howard W. Robin
Ms. Susan Wang	X	(1)			X	(2)
Mr. Roy A. Whitfield	X				X	(1)
Mr. Joseph J. Krivulka	X		X
Total meetings in the 2008 fiscal year	7		6		3

(1)	Committee Chairperson. Mr. Kuebler was appointed the chair of the organization and compensation committee on March 31, 2009.

(2)	Ms. Wang was appointed to the nominating and corporate governance committee on March 31, 2009.

(3)	Mr. Lerner resigned as a member of the board of directors effective as of January 23, 2009.

(4)	Dr. Patton resigned as a member of the board of director effective as of November 21, 2008.
Below is a description of each committee of the board of directors. The board of directors has determined that each member of each committee meets the applicable rules and regulations regarding “independence” and that each member is free of any relationship that would interfere with his or her individual exercise of independent judgment with regard to us.

Audit Committee
The audit committee of the board of directors oversees our corporate accounting and financial reporting process. For this purpose, the audit committee performs several functions. The audit committee:
•	evaluates the performance of and assesses the qualifications of our independent registered public accounting firm;
•	determines whether to retain or terminate our independent registered public accounting firm or to appoint and engage a new independent registered public accounting firm;
•	establishes guidelines and procedures with respect to the rotation of audit partners and other senior personnel engaged in providing audit services;
•
reviews and approves the retention of the independent registered public accounting firm for any permissible non-audit services and, at least annually, discusses with our independent registered public accounting firm, and reviews, that firm’s independence;

•
reviews with the independent registered public accounting firm any management or internal control letter issued or, to the extent practicable, proposed to be issued by the independent registered public accounting firm and management’s response;

•	reviews with management and the independent registered public accounting firm the scope, adequacy and effectiveness of our financial reporting controls;
•
establishes and maintains procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, including procedures for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters;

•	investigates and resolves any disagreements between our management and the independent registered public accounting firm regarding our financial reporting, accounting practices or accounting policies;
•	meets with senior management and the independent registered public accounting firm in separate executive sessions;
•	reviews the financial statements to be included in our quarterly reports on Form 10-Q and our annual report on Form 10-K; and
•
discusses with management and the independent registered public accounting firm the results of the independent registered public accounting firm’s review of our quarterly financial statements and the results of our annual audit and the disclosures contained under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our periodic reports.

The audit committee has the authority to retain special legal, accounting or other professional advisors to advise the committee as it deems necessary, at our expense, to carry out its duties and to determine the compensation of any such advisors.
Four directors comprised the audit committee at the end of the 2008 fiscal year: Ms. Wang, who chairs the committee, and Messrs. Krivulka, Whitfield, and Lerner. On January 23, 2009, Mr. Lerner resigned as a member of the board of directors. The board of directors annually reviews the NASDAQ listing standards definition of independence for audit committee members and has determined that all members of our audit committee are independent. The board of directors has determined that Ms. Wang qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. The board of directors made a qualitative assessment of Ms. Wang’s level of knowledge and experience based on a number of factors, including her formal education and experience as a chief financial officer of a public reporting company. In addition to our audit committee, Ms. Wang also serves on the audit committees of Altera Corporation, Rae Systems, Inc., and Suntech Powers, Inc. The board of directors does not believe that such simultaneous service impairs Ms. Wang’s ability to effectively serve on our audit committee and as the chairwoman of such committee. The audit committee has adopted a written audit committee charter that is available on our corporate website at www.nektar.com.

Organization and Compensation Committee
The organization and compensation committee of the board of directors administers the variable compensation programs and reviews management’s recommendations for organization structure and development of the Company. Additionally, the organization and compensation committee also reviews management’s recommendations for both the type and level of cash and equity-based compensation for officers, employees and consultants of the Company, and recommends certain compensation actions to the board of directors for review and approval. The organization and compensation committee:
•
reviews and approves the structure and guidelines for various incentive compensation and benefit plans and recommends for the board of director’s approval incentive compensations plans in which the Chief Executive Officer participates;

•
grants stock awards under the various equity incentive compensation and benefit plans and delegates certain administrative authority to an option grant subcommittee comprised of management representatives;

•
recommends to the independent members of the board of directors the compensation levels for the President and Chief Executive Officer, including, but not limited to, annual salary, bonus, equity compensation and other direct or indirect benefits;

•
approves the compensation levels for the Section 16(b) officers of the Company (other than the Chief Executive Officer) and those vice-president level employees that report directly to the Chief Executive Officer, including, but not limited to, annual salary, bonus, equity compensation and other direct or indirect benefits;

•	recommends the compensation levels for the members of the board of directors who are non-employee directors for approval by the independent members of the board of directors;
•
reviews the operation of the Company’s executive compensation programs to determine whether they remain supportive of the Company’s business objectives and are competitive relative to comparable companies and to establish and periodically review policies for the administration of executive compensation programs; and

•
reviews management recommendations on organization structure and development, including succession planning and any performance concerns for vice-president level employees that report directly to the Chief Executive Officer.

The organization and compensation committee’s charter permits it to rely on members of management when appropriate in performing its duties. The organization and compensation committee takes into account our President and Chief Executive Officer’s recommendations regarding the compensatory arrangements for our executive officers, although our President and Chief Executive Officer does not participate in the deliberations or determinations of his own compensation. In particular, the organization and compensation committee considered our President and Chief Executive Officer’s recommendations regarding the appropriate award of annual performance-based bonus compensation and the level of annual equity awards granted to our executive officers. The organization and compensation committee’s charter gives the committee the sole authority to retain independent counsel, compensation and benefits consultants or other outside experts or advisors that it believes to be necessary or appropriate. During 2008, the organization and compensation committee retained Frederic W. Cook & Co., a national executive compensation consulting firm that performs compensation benchmarking, analysis and design services. Frederic W. Cook & Co. was engaged to provide compensation benchmarking studies, to assist in the development of our peer group of companies for compensation comparison purposes and to provide recommendations and advice on the structure and amounts of the compensation provided to our President and Chief Executive Officer and other executive officers during 2008. Frederic W. Cook & Co. does not provide any other services to us other than the services it performs at the request of the organization and compensation committee.
Four directors comprised the organization and compensation committee at the end of the 2008 fiscal year: Mr. Brown, who chaired the committee, and Messrs. Kuebler, Krivulka and Lingnau. On March 31, 2009, Mr. Kuebler was appointed as the chair of the organization and compensation committee. The board of directors annually reviews the NASDAQ listing standards definition of independence for organization and compensation committee members and has determined that all members of our organization and compensation committee are independent. Our organization and compensation committee charter can be found on our corporate website at www.nektar.com.
Nominating and Corporate Governance Committee
The nominating and corporate governance committee:
•	evaluates board composition and performance;
•	identifies, reviews and recommends for the board’s selection candidates to serve as directors;
•	reviews the adequacy of and compliance with our Code of Business Conduct and Ethics;

•	administers and oversees all aspects of our corporate governance functions on behalf of the board; and
•	monitors regulatory and legislative developments in corporate governance, as well as trends in corporate governance practices, and makes recommendations to the board regarding the same.
The nominating and corporate governance committee believes that candidates for director should possess the highest personal and professional ethics, integrity and values, be committed to represent our long-term interests and those of our stockholders, possess diverse experience at policy-making levels in business, science and technology, possess key personal characteristics such as strategic thinking, objectivity, independent judgment, intellect and the courage to speak out and actively participate in meetings, as well as have sufficient time to carry out the duties and responsibilities of a board member effectively.
Candidates for director nominees are reviewed in the context of the current composition of the board, our operating requirements and the long-term interests of stockholders. In conducting this assessment, the committee considers diversity, age, skills and such other factors as it deems appropriate given our current needs and those of our board to maintain a balance of knowledge, experience and capability. The nominating and corporate governance committee also periodically reviews the overall effectiveness of the board including board attendance, level of participation, quality of performance, self-assessment reviews and any relationships or transactions that might impair director independence. In the case of new director candidates, the nominating and corporate governance committee also determines whether the nominee must be independent for NASDAQ purposes, which determination is based upon applicable NASDAQ listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the board. The nominating and corporate governance committee meets to discuss and consider such candidates’ qualifications and then selects a nominee for recommendation to the board by majority vote. We have paid fees to third party search firms in the past to assist in our process of identifying or evaluating director candidates.
The nominating and corporate governance committee of our board of directors will consider for nomination any qualified director candidates recommended by our stockholders. Any stockholder who wishes to recommend a director candidate is directed to submit in writing the candidate’s name, biographical information and relevant qualifications to our Secretary at our principal executive offices. All written submissions received from our stockholders will be reviewed by the nominating and corporate governance committee at the next appropriate meeting. The nominating and corporate governance committee will evaluate any suggested director candidates received from our stockholders in the same manner as recommendations received from management, committee members or members of our board.
Three directors comprised the nominating and corporate governance committee at the end of the 2008 fiscal year: Mr. Whitfield, who chairs the committee, and Messrs. Kuebler and Lerner. On January 23, 2009, Mr. Lerner resigned as a member of the board of directors and on March 31, 2009, Ms. Wang was appointed by the board of directors to serve on the nominating and corporate governance committee. The board of directors annually reviews the NASDAQ listing standards definition of independence for nominating and corporate governance committee members and has determined that all members of our nominating and corporate governance committee are independent. Our nominating and corporate governance committee charter can be found on our corporate website at www.nektar.com.
Stockholder Communications with the Board of Directors
The board of directors will consider any written or electronic communication from our stockholders to the board, a committee of the board or any individual director. Any stockholder who wishes to communicate to the board of directors, a committee of the board or individual director, should submit written or electronic communications to our Secretary at our principal executive offices, which shall include contact information for such stockholder. All communications from stockholders received shall be forwarded by our Secretary to the board of directors, a committee of the board or an individual director, as appropriate, by our Secretary on a periodic basis, but in any event no later than the board of director’s next scheduled meeting. The board of directors, a committee of the board, or individual directors, as appropriate, will consider and review carefully any communications from stockholders forwarded by our Secretary.
Code of Business Conduct and Ethics
We have adopted a code of business conduct and ethics that applies to all employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. The code of business conduct and ethics is available on our website at www.nektar.com. Amendments to, and waivers from, the code of business conduct and ethics that apply to any director, executive officer or persons performing similar functions, will be disclosed at the website address provided above and, to the extent required by applicable regulations, on a Current Report on Form 8-K filed with the SEC.

Organization and Compensation Committee Interlocks and Insider Participation
The organization and compensation committee consisted of four independent directors at the end of 2008: Messrs. Brown, Kuebler, Krivulka and Lingnau. No director who served on the organization and compensation committee in 2008 was, or has been, an officer or employee of us, nor has any director had any relationships requiring disclosure under the SEC rules regarding certain relationships and related-party transactions. None of our executive officers served on the board of directors or the compensation committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served on our board of directors or organization and compensation committee.
Director Compensation Table
Each of our non-employee directors participates in our Amended and Restated Compensation Plan for Non-Employee Directors (the “Director Plan”). Only our non-employee directors are eligible to participate in the Director Plan. The following table shows, for the fiscal year ended December 31, 2008, compensation awarded or paid to our non-employee directors at December 31, 2008.

	Fees Earned	Stock	Option	All Other
	or Paid in	Awards	Awards	Compensation
Name(1)	Cash ($)	($)(2)(4)	($)(3)(4)	($)	Total ($)
(a)	(b)	(c)	(d)	(g)	(h)
Michael A. Brown	59,000	34,085	87,242	—	180,327
Robert B. Chess	73,500	34,607	177,319	—	285,426
Dr. Hoyoung Huh	36,625	40,405	22,594	—	99,624
Joseph J. Krivulka	51,000	34,085	87,242	—	172,327
Christopher A. Kuebler	60,500	34,085	41,370	—	135,955
Irwin Lerner	46,500	34,085	41,370	—	121,955
Lutz Lingnau	52,500	34,085	67,900	—	154,485
Susan Wang	65,000	34,085	41,370	—	140,455
Roy A. Whitfield	65,500	34,085	41,370	—	140,955

(1)	Mr. Robin, our President and Chief Executive Officer is not included in this table as he was an employee of us in 2008 and thus received no compensation for his services in his capacity as a director.

On January 23, 2009, Mr. Lerner resigned as a member of the board of directors.

Dr. Huh became eligible to participate in the Director Plan on March 1, 2008.

Dr. Patton, our co-founder and Chief Research Fellow who resigned his position as Chief Research Follow and as a member of the board of directors effective as of November 21, 2008, is not included in this table as he was an employee of us in 2008 until his resignation and thus received no compensation for his services in his capacity as a director.

(2)
Amounts reported represent the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2008 in accordance with SFAS No. 123R. There were no forfeitures of restricted stock unit awards made by the non-employee directors during the year. For a complete description of the assumptions made in determining the SFAS No. 123R valuation, please refer to (i) Note 15 (Stock-Based Compensation) to our audited financial statements in our annual report on Form 10-K for the fiscal year ended December 31, 2008 and (ii) similar footnotes to our audited financial statements in our annual reports on Form 10-K for prior years when the awards were granted. As of December 31, 2008, each of our non-employee directors has the following number of outstanding restricted stock unit awards that were granted in respect of their services as directors in 2008: Michael A. Brown: 5,000; Robert B. Chess: 5,000; Dr. Hoyoung Huh: 5,000; Joseph J. Krivulka: 5,000; Christopher Kuebler: 5,000; Irwin Lerner: 5,000; Lutz Lingnau: 7,900; Susan Wang: 5,000; and Roy A. Whitfield: 5,000.

(3)
Amounts reported represent the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2008 in accordance with SFAS No. 123R. There were no forfeitures of stock option awards made by non-employee directors during the year. For a complete description of the assumptions made in determining the SFAS No. 123R valuation, please refer to (i) Note 15(Stock-Based Compensation) to our audited financial statements in our annual report on Form 10-K for the fiscal year ended December 31, 2008 and (ii) similar footnotes to our audited financial statements in our annual reports on Form 10-K for prior years when the awards were granted. As of December 31, 2008, each of our non-employee directors has the following number of outstanding stock option awards that were granted in respect of their services as directors in 2008: Michael A. Brown: 15,000; Robert B. Chess: 15,000; Dr. Hoyoung Huh: 52,500; Joseph J. Krivulka: 15,000; Christopher A. Kuebler: 15,000; Irwin Lerner: 15,000; Lutz Lingnau: 52,500; Susan Wang: 15,000; and Roy A. Whitfield: 15,000.

(4)
The grant date fair value of the restricted stock unit awards awarded to each of Michael A. Brown, Robert B Chess, Dr. Joseph J. Krivulka, Christopher A. Kuebler, Irwin Lerner, Lutz Lingnau, Susan Wang, and Roy A. Whitfield during 2008 is $25,700. The grant date fair value of the restricted stock unit awards awarded to Dr. Hoyoung Huh is $45,826. The grant date fair value of the stock options awarded to each of Michael A. Brown, Robert B Chess, Dr. Joseph J. Krivulka, Christopher A. Kuebler, Irwin Lerner, Susan Wang, and Roy A. Whitfield during 2008 is $25,170.

The grant date fair value of the stock options awarded to each of Dr. Hoyoung Huh and Lutz Lingnau is $126,743.
Under the Director Plan, each non-employee director is eligible to receive an annual retainer of $25,000 for serving on the board of directors, an annual retainer of $25,000 for serving as the chair or lead director of the board of directors, an annual retainer of $7,500 for serving as chair of the audit committee, and an annual retainer of $5,000 for serving as chair of any other committee. In addition, each non-employee director is entitled to $2,000 for each board meeting he or she attends and $1,000 for each in-person board meeting he or she attends by telephone. Each non-employee director is also entitled to $1,500 for each committee meeting he or she attends and $750 for each in-person committee meeting he or she attends by telephone.
In September of each year, each non-employee director is eligible to be awarded an equity award consisting of either all stock options or a combination of stock options and restricted stock units. These equity awards vest over a period of one year and will have a total value determined annually by the board of directors. Upon initial appointment to the board of directors, each non-employee director is eligible to receive an equity award consisting of either all stock options or a combination of stock options and restricted stock units. Initial appointment equity awards vest over a period of three years from the date of appointment and will be at a level based on 150% of the annual equity awards. The exercise price of stock options granted is equal to 100% of the fair market value of the Company’s common stock on the grant date. Following completion of a non-employee director’s service on the board of directors, his or her stock options will remain exercisable for a period of eighteen months. The term of stock options granted to non-employee directors is eight years. In the event of a change of control, the vesting of each option or restricted stock unit award held by each non-employee director will accelerate in full as of the closing of such transaction.
INFORMATION ABOUT THE EXECUTIVE OFFICERS
COMPENSATION DISCUSSION AND ANALYSIS
Introduction
The Compensation Discussion and Analysis is designed to provide stockholders with an understanding of our executive compensation philosophy and decision making process. It discusses the principles underlying the structure of the compensation arrangements for our Chief Executive Officer, our Chief Financial Officer, and our other three most highly compensated executive officers who were serving as executive officers on December 31, 2008 (the “Named Executive Officers”).
Our current compensation programs for the Named Executive Officers are determined and approved by the organization and compensation committee, although the full board of directors approves the compensation for our President and Chief Executive Officer based on the recommendations of the organization and compensation committee. None of the Named Executive Officers are members of the organization and compensation committee. As described in more detail above under the caption “Information About the Board of Directors—Organization and Compensation Committee,” the organization and compensation committee takes into account our President and Chief Executive Officer’s recommendations regarding the compensatory arrangements for our executive officers, although our President and Chief Executive Officer does not participate in the deliberations or determinations of his own compensation. For example, during 2008, the organization and compensation committee considered the President and Chief Executive Officer’s recommendations regarding the appropriate increase in annual base compensation, award of annual performance-based bonus compensation, and the level of equity awards to grant to our executive officers. The other Named Executive Officers do not currently have any role in determining or recommending the form or amount of compensation paid to any of our executive officers.

Compensation Program Objectives and Philosophy
In 2007, the Company began a significant transformation in its business model from a drug delivery service provider to a drug development company. This transformation continued in 2008 with the substantial advancement of the Company’s clinical development programs, preclinical pipeline development, and the enhancement of our advanced polymer conjugate technology platform. The Company also divested certain pulmonary assets to Novartis Pharma AG in an asset sale transaction that closed on December 31, 2008. During 2007 and 2008, the Company was in a transition phase as it made the changes necessary to put in place an organization to execute on the Company’s mission to become a leading drug development company in the biopharmaceutical industry. During these critical transition years, we concluded that it was vital that we attract and retain highly experienced and skilled senior leadership by offering competitive base compensation and benefits, significant performance-based incentive and retention compensation. Our goal was to structure a substantial portion of executive compensation such that it would only have value if the senior leadership was successful in building significant incremental value for the Company and its stockholders.
Our current executive compensation programs are intended to achieve the following four fundamental goals and objectives: (1) to emphasize sustained performance by aligning significant elements of executive compensation with our stockholders’ interests, (2) to attract and retain an experienced, highly qualified and motivated executive management team to lead our business, (3) to provide appropriate economic rewards for achieving high levels of Company performance and individual contribution, and (4) to ensure we are paying competitively, taking into account the experience, skills and performance of the executive officers required to build the organization necessary to support the Company’s mission to be a leading drug development company.
When structuring our current executive compensation programs to achieve our goals and objectives, we are guided by the following basic philosophies:
•	Alignment with Stockholders’ Interests. Our compensation model should be designed to align the economic interests of our executives with those of our stockholders.
•
Pay for Performance. A pay for performance model that will deliver compensation significantly above our industry median for exceptional performance both for performance-based incentive compensation and potential equity value is an effective way both to attract and retain highly qualified and motivated executives.

•
Total Rewards Program. The total compensation program must balance pay for performance elements with static non-performance based elements in order to create a total rewards program that is competitive.

•
Flexible Approach. The level of compensation provided to executives must take into account each executive’s role, experience, tenure, performance and expected contribution to the future success of the Company.

•	Focus on Achievement of Identified Business Goals. The compensation program should be structured so that executives are appropriately incentivized to achieve our short- and long-term goals.
We believe that each element of our executive compensation program helps us to achieve one or more of our compensation goals and objectives. For example, we believe that performance-based short-term cash incentive opportunities in combination with equity incentive awards that are earned over time and increase in value as the Company becomes more valuable is the best way to align our executives’ interests with those of our stockholders. Providing base salaries, occasional discretionary bonus opportunities and certain severance protections helps us ensure that we are providing a competitive compensation package that will permit us to attract and retain qualified, experienced and highly skilled executives. We believe that we have created a total compensation program that combines short- and long-term components, cash and equity, and fixed and contingent payments, in proportions that are appropriate to achieve each of our fundamental goals and objectives, as described above. We also believe that the structure of our compensation program provides appropriate incentives to reward our executives for achieving our long-term goals and objectives, some of the most important of which are building a successful product pipeline, encouraging collaboration with partners to build long-term business relationships, increasing the efficiency of our organization capabilities and infrastructure and continuously improving our financial performance.

Design and Elements of Our Compensation Program
As we describe in more detail below, the material elements of our current executive compensation programs for Named Executive Officers consist primarily of the following:
1.	Base Salary. Each Named Executive Officer earned an annual base salary during 2008 for the period that he was employed.

2.
Short-Term Incentive Compensation and Discretionary Bonuses. Each Named Executive Officer was eligible to earn an incentive cash compensation payment based on the achievement of corporate performance objectives and based upon their individual performance. In addition, Messrs. Labrucherie and Elam earned discretionary bonuses during 2008 based upon their performance in connection with the successful completion of the Novartis asset divestiture transaction, and Dr. Chowrira was awarded a discretionary sign-on bonus in connection with his commencement of employment with the Company.

3.	Long-Term Incentive Compensation. Each Named Executive Officer received stock option grants during 2008.

4.
Severance and Change of Control Benefits. Each Named Executive Officer who remains one of our employees is offered severance benefits for certain actual or constructive terminations of employment, as well as enhanced severance benefits for certain actual or constructive terminations of employment occurring in connection with a change of control. Certain of our Named Executive Officers whose employment with us has terminated received severance benefits in connection with their termination of employment.

While we review peer group company data regarding the mix of current and long-term incentive compensation and between cash and non-cash compensation, we have not adopted any formal policies or guidelines for allocations among these various compensation elements. However, consistent with our philosophy of paying for performance, we believe that a greater component of overall cash compensation for the Named Executive Officers relative to other employees should be performance-based.
Benchmarking of Compensation: Peer Companies
One important factor in our compensation decisions is information regarding compensation practices of similar public companies. In July 2007, we undertook a review of our peer group companies and selected a smaller, more focused group that better fits our transition from a drug delivery company to a multi-product drug development company. In determining the appropriate peer companies, we considered the following factors: business model, business stage and complexity, product similarity and company size (both number of employees and market capitalization). We established a new peer group in December 2007. Frederic W. Cook & Co. developed compensation studies that provided data on base salary, total cash compensation (base salary plus actual annual incentives), target total cash compensation (base salary plus target annual incentives) and actual total direct compensation (actual total cash compensation plus expected value of long-term equity incentives). This information was used in the deliberations when determining the structure and amounts of total compensation for the Named Executive Officers as part of our annual compensation review in February 2008. The peer group companies included:

Alkermes, Inc.	Onyx Pharmaceuticals Inc.
Cubist Pharmaceutical Inc.	OSI Pharmaceuticals Inc.
CV Therapeutics Inc.	PDL BioPharma, Inc.
Human Genome Sciences Inc.	Pharmion Corp.
Incyte Corporation	United Therapeutics Corp.
Medarex, Inc.	Zymogenetics Inc.
The above selection of peer group companies was reviewed by the board of directors prior to approval. We recognized that given the fluctuation of our market capitalization in 2007 and 2008, the transformation of the Company from a drug delivery service provider to a drug development company, Pfizer’s decision to terminate the Exubera program and our subsequent withdrawal from all of our inhaled insulin development programs, and the pulmonary asset divestiture transaction with Novartis, it was important to consider a wide range of factors in selecting an appropriate peer group. We concluded that we would review the appropriateness of this selection of peer group companies in 2008. The organization and compensation committee continued to monitor the appropriateness of the peer group in 2008, utilizing data provided by Frederic W. Cook & Co., including revenue, net income, employees, market capitalization and annualized stockholder return. The committee also reviewed similar metrics in the peer group that RiskMetrics/ISS utilized in reviewing the Company’s performance. Review of this data and discussion of the peer group appropriateness took place in January, October and December of 2008. In December 2008 we confirmed the appropriateness of the peer group companies and approved the continuation of the same group of companies established as the peer group in December 2007 (excluding Pharmion Corp., which was acquired by Celgene Corporation in March 2008).

We realize that benchmarking our executive compensation programs against compensation earned at peer group companies may not always be appropriate as a standalone tool for setting compensation due to the unique aspects of our business and the need to attract and retain particular expert managers with unique experience, skills and other individual circumstances. However, we generally believe that reviewing and analyzing this information is an important component of our executive compensation decision-making process.
Current Executive Compensation Program Elements
Base Salary
Base salary is an important element of compensation for the Named Executive Officers because it provides the executives with a specified minimum level of cash compensation. Base salaries for those Named Executive Officers who were employed in February 2008 were reviewed by us at that time and were generally increased from between 0% to 5%. When determining the amount of each such Named Executive Officer’s base salary increase, we considered peer group company data, Radford executive survey data covering companies in the life sciences industry, individual performance, level and scope of responsibility, experience and internal pay equity. In 2008, we believe that we both recruited and retained superior executive talent to continue to build an organization capable of executing on the Company’s mission to become a leading drug development company. Consistent with the objective of attracting and retaining highly qualified and motivated executives, we targeted the base salary for the newly hired and existing executives between approximately the 50th and 75th percentile, with individual variations determined based upon the executive’s experience, past performance, responsibilities and expected contribution to the Company. The base salary earned by each Named Executive Officer during 2008 is reported below in the Summary Compensation Table.
Short-Term Incentive Compensation and Discretionary Bonuses
Incentive Compensation Policy. In 2008 we approved an updated version of the Incentive Compensation Policy for all employees and all executive officers other than the President and Chief Executive Officer, who is subject to his own separate annual performance-based bonus compensation arrangement with a combination of corporate and personal objectives established and evaluated by the board of directors. However, because the annual corporate goals established under the Incentive Compensation Policy function as the primary corporate performance objectives for the President and Chief Executive Officer, and because the bonus compensation arrangement for the President and Chief Executive Officer is otherwise structured to be similar to the Incentive Compensation Policy, we discuss our President and Chief Executive Officer’s bonus arrangement as part of the Incentive Compensation Policy discussion. Consistent with our compensation philosophy of paying for performance and maintaining a flexible approach, we adopted the Incentive Compensation Policy to provide Named Executive Officers with an incentive to contribute to the achievement of corporate objectives and goals while at the same time encouraging and rewarding excellent individual performance and recognizing differences in performance between individual executives.
Plan Design. The design of the Incentive Compensation Policy is to have a number of annual corporate goals with defined achievement criteria and relative weighting. Each corporate goal is established so that attainment of the objective is not assured and requires significant performance above the base-level plan to achieve the highest incentive compensation levels. Following the conclusion of the annual performance period, the level of achievement for each corporate goal is assessed. Each corporate goal may be met, exceeded or not satisfied. In addition, in assessing corporate performance, the board of directors also has the discretion to factor in other significant corporate events that occurred during the performance period. After taking account the Company’s level of attainment of each corporate goal and other appropriate corporate performance factors, the board of directors sets the corporate performance rating, which may range from 0% to 200%. The design of the Incentive Compensation Policy is to set the total available bonus pool based on the corporate performance rating multiplied by the aggregate target bonus of all eligible participants. After the total available bonus pool is determined, then each eligible employee’s bonus is set based on individual performance provided that the aggregate of all individual bonuses is less than or equal to the total available bonus pool.
After the corporate performance rating is established by the board of directors, each Named Executive Officer’s (other than our President and Chief Executive Officer’s) individual performance is reviewed by the organization and compensation committee in consultation with the President and Chief Executive Officer in order to determine the appropriate annual performance percentage rating to be assigned to him for the performance period. The President and Chief Executive Officer’s individual performance is reviewed by the board of directors in order to measure his individual performance for purposes of his bonus compensation arrangement. Each Named Executive Officer’s actual annual performance-based incentive compensation payment is based on a combination of the Company’s corporate performance rating and his individual performance. The Incentive Compensation Policy does not provide for a specific allocation or weighting of each Named Executive Officer’s actual bonus amount between attainment of the Company’s corporate performance rating and individual performance (e.g., a Named Executive Officer could earn his full target bonus if his individual performance percentage is greater than 100%, even if the Company fails to achieve a corporate performance rating of 100%). The appropriate annual performance bonus compensation award for each Named Executive Officer is determined by us in our sole discretion, and the maximum payout for each Named Executive Officer, including Mr. Robin, could be up to 200% of his target annual performance-based compensation target.

Target Annual Incentives for 2008. The Named Executive Officers were each assigned a target annual incentive award for 2008 ranging from 50% to 65% of base salary. Consistent with our base salary philosophy, target bonuses are set between approximately the 50th and 75th percentile. Dr. Chowrira joined the Company in May 2008 and we assigned his annual performance-based incentive compensation target in his offer letter agreement. In order to attract Dr. Chowrira to join the Company during mid-year 2008, we agreed to offer him the opportunity to earn his full-year 2008 performance-based incentive compensation target without proration for his partial period of service in 2008. In February 2008, the board of directors determined to increase Mr. Robin’s maximum annual performance-based incentive compensation award from 150% of his target annual incentive award to 200% of his target annual incentive award in order to align the structure of Mr. Robin’s short-term incentive compensation opportunity with the opportunity provided to the other Named Executive Officers. We also approved an amendment to the Incentive Compensation Policy in order to base incentive compensation on a full calendar year performance period from January 1 to December 31 of each year. We eliminated the semi-annual incentive compensation payments that had previously been in place for each Named Executive Officer other than Mr. Robin in order to continue to promote a pay-for-performance culture at the Company based on a full calendar year performance measurement period. The table below shows the target annual performance-based incentive compensation awarded by us to each Named Executive Officer for the 2008 performance period both as a dollar amount for the entire 2008 year and as a percentage of base salary for the 2008 annual performance period.

	Target	Target
	Annual	Annual
	Incentive for	Incentive for
	Entire 2008	Entire 2008
	Year	(% of Base
Name	($)	Salary)
Howard W. Robin	442,000	65%
John Nicholson	222,063	50%
Nevan C. Elam	236,361	60%
Gil M. Labrucherie	190,950	50%
Bharatt M. Chowrira	285,000	60%
Company Performance Objectives. For the annual performance period January 1, 2008 through December 31, 2008, the 2008 corporate objectives and relative weightings assigned to each objective were as follows:
1.	Clinical development objective related to a partnered drug candidate development program (20%).

2.	Clinical development objective related to a proprietary drug candidate development program (10%).

3.	Development objective related to pulmonary pipeline development program (10%).

4.	Clinical development objective related to a proprietary drug candidate development program (20%).

5.	Clinical development objective related to a proprietary drug candidate development program (10%).

6.	Clinical development objective related to a proprietary drug candidate development program (15%).

7.	Clinical development objective related to a proprietary drug candidate development program (10%).

8.	Development objective related to an advanced polymer conjugate pipeline development program (10%).

9.	An objective related to building the company’s intellectual property estate (5%).

10.	An organizational development objective (5%).

11.	An objective related to implementing a company-wide enterprise resource planning system (5%).

12.	Financial objective related to operating cash burn (10%).

These performance objectives served as the corporate performance objectives under the Incentive Compensation Policy and under Mr. Robin’s performance-based incentive compensation opportunity for the 2008 calendar year. The aggregate weighting of the 2008 corporate objectives was set at 130%, as they were designed to represent a comprehensive set of goals such that if all of the goals were achieved it would represent achievement greater than that expected at baseline 100% annual performance-based annual compensation target. However, the maximum potential corporate performance rating in 2008 was limited to 200% in any case.
Actual Annual Incentives Earned for 2008.
Following the end of the 2008 annual performance period, the Company’s achievement of the corporate objectives was reviewed by the Company’s internal audit department and reviewed by the board of directors. Based on this review of the Company’s achievement of the 2008 corporate objectives and factoring in other significant accomplishments of the Company in 2008 including the successful completion of the divestiture of certain pulmonary assets to Novartis Pharma AG and the repurchase of one hundred million dollars of convertible debt at a substantial discount, the board of directors determined that the Company performance rating under the Incentive Compensation Policy would be set at 130% for the 2008 annual performance period. Following this determination, each Named Executive Officer’s (other than Mr. Robin’s) 2008 performance-based compensation was determined by the organization and compensation committee in consultation with Mr. Robin based on a combination of the Company performance rating and his individual performance. Mr. Robin’s performance based compensation for 2008 was determined by the board of directors to be 140% of his target bonus based on a combination of the Company performance rating and an assessment of Mr. Robin’s individual performance. While the Named Executive Officers’ received a higher average bonus than the 130% Company performance rating based on their individual achievements and performance assessment, the aggregate bonus pay-out under the Incentive Compensation Policy did not exceed the total available bonus pool established by the 130% Company performance rating. The following table lists the actual annual performance-based incentive compensation awarded to each Named Executive Officer as a percentage of his 2008 target.

Actual Bonus
as a
Percentage of
Target for
Entire 2008
Year
Name	(%)
Howard W. Robin	140%
John Nicholson	175%
Nevan C. Elam (1)	n/a
Gil M. Labrucherie	200%
Bharatt M. Chowrira	150%

(1)	Mr. Elam did not receive a performance-based incentive compensation award for 2008 under the Incentive Compensation Policy as a result of his termination of employment at the end of 2008.
Discretionary Bonuses Earned in 2008. Messrs Labrucherie, Elam and Chowrira were awarded discretionary bonuses during 2008 that were not awarded under the Incentive Compensation Policy. We determined to pay Mr. Labrucherie and Mr. Elam discretionary bonuses for their important contributions to the successful negotiation and completion of the divestiture of certain pulmonary assets to Novartis Pharma AG. We determined to pay Dr. Chowrira a sign-on bonus in connection with his commencement of employment with the Company in order to encourage him to join the Company.
The amounts of each Named Executive Officer’s actual incentive bonus, if any, and discretionary bonus, if any, earned for the 2008 fiscal year are reported in the Summary Compensation Table below.
Equity Awards
In accordance with our objective of aligning executive compensation with our stockholders’ interests, our current long-term incentive program for the Named Executive Officers consists solely of the award of equity compensation subject to a vesting schedule. We believe that equity compensation is an effective tool to align the interests of Named Executive Officers—who have significant responsibility for driving our success—with the interests of our stockholders and also provides the executives with an opportunity to increase their share ownership. We have historically awarded equity compensation in the form of stock options and restricted stock unit awards (“RSUs”). During 2008, we determined that Named Executive Officers would be granted only stock options, and each Named Executive Officer received at least one grant of stock options during 2008. Stock options are our preferred form for a substantial portion of executive equity compensation because stock options will only have value if the shares of our common stock appreciate following the grant date and further align the interests of the Named Executive Officers with those of our stockholders. No RSU awards were granted to the Named Executive Officers in 2008.

Stock Options. As in past years, the Named Executive Officers who were employed by us during the prior year received an annual equity award during the first portion of the calendar year in connection with the annual performance review process. We considered a number of factors when determining the size of each Named Executive Officer’s annual performance grant of stock options, with some of the most important factors being individual performance, peer group company comparisons for long-term compensation for similar executive positions, overall contribution to the Company, internal pay equity, executive officer retention, carried-interest ownership, the Black-Scholes valuation of the stock options, potential wealth creation analysis, the number of unvested stock options held by the executive officer and their exercise price(s), the total number of stock options to be awarded and the effects on stockholder dilution. These annual performance grants become vested in substantially equal monthly installments over a four-year period, subject to the Named Executive Officer’s continued employment or service through each vesting date.
We also granted a stock option award to Dr. Chowrira in connection with his commencement of employment with the Company. The primary factors that we considered when determining the size of Dr. Chowrira’s grants were the need to offer a competitive and above median equity compensation package that would attract him during a transitional phase for the Company, peer group company comparisons for long-term compensation for similar executive positions, the Black-Scholes valuation of the stock options, Dr. Chowrira’s experience and past performance, and the carried-interest ownership and wealth creation. This stock option grant vests over a four-year period similar to annual performance grants, provided that the first 25% of the stock option does not vest until the first anniversary of Dr. Chowrira’s start date.
The grant date for equity awards is typically the date of approval by the organization and compensation committee or the board of directors, as the case may be, or the date an executive officer commences employment for new hire grants. To streamline the administration of our equity plans, the organization and compensation committee or board of directors, as applicable, will generally approve equity awards to newly hired executives at the time their other compensation arrangements are approved, but provide that the grant date will be the date that they actually begin employment with us. This approach also permits us to match the grant date with the service period of the option recipient. We do not have any programs, plans or practices with respect to the timing of stock option grants in coordination with the release of material nonpublic information with the intent to provide value to option recipients. Accordingly, we do not time the release of material nonpublic information for the purpose of affecting the value of equity or other compensation granted to our executive officers. We believe that the grant of equity awards should be made in the normal course of business aligning the interests of the stock option recipients with those of the stockholders rather than seeking to provide an immediate benefit to option recipients through the timing of stock option grants.
The number of shares of common stock subject to stock options granted to each Named Executive Officer during 2008, and the grant-date fair value of these awards as determined under FAS 123R for purposes of our financial statements, is presented in the Grants of Plan Based Awards table below. A description of the material terms of the 2008 stock option awards is presented in the narrative section following that table.
Severance and Change of Control Benefits
Named Executive Officers who are Current Employees. If the employment of each of Messrs. Robin, Nicholson, Chowrira and Labrucherie is terminated by us without cause or by the executive for a designated good reason outside of a change of control context, he will be entitled to severance benefits. Messrs. Robin, Nicholson and Chowrira entered into offer letter agreements, as amended and restated as of December 1, 2008, providing for severance protections in connection with their commencement of employment and Mr. Labrucherie entered into a letter agreement providing for severance protections during 2007. Severance benefits are based on a “1x” multiple, and include a cash severance payment based on the executive’s base salary and the amount of his target annual incentive bonus, payment of COBRA premiums for one year, and an additional twelve or eighteen month period to exercise vested options (including any options granted prior to the agreements being entered into). In order to attract and retain these Named Executive Officers in a competitive environment for highly skilled senior executive talent in the biotechnology and pharmaceutical industry, we determined it was necessary to offer each of them severance benefits for terminations resulting from a termination without cause or constructive termination of employment outside of a change of control situation. Many of our peer companies provide severance benefits for similar types of terminations of employment, and we believe that it is important for us to offer these severance benefits in order to continue to provide a competitive total compensation program. These Named Executive Officers would also be entitled to certain termination benefits upon a termination of employment because of death or disability outside of a change of control context.

We also have a Change of Control Severance Benefit Plan (the “CIC Plan”) that would provide Messrs. Robin, Nicholson, Chowrira and Labrucherie with certain severance benefits if their employment is terminated in connection with a change of control. The CIC Plan was originally established in 2006. The CIC Plan was amended in 2008 for purposes of complying with the requirements of Section 409A of the U.S, Internal Revenue Code, and although certain other conforming changes were also made at this time, none of the amendments increased the severance benefits available under the CIC Plan. Severance benefits under the CIC Plan are structured on a “double-trigger” basis, meaning that the executive must experience a termination without cause or resign for a specifically defined good reason in connection with the change of control in order for severance benefits to become due under the CIC Plan. Like the severance benefits under the letter agreements, we believe that these change of control severance benefits are an important element of a competitive total compensation program. Additionally, we believe that providing change of control benefits should eliminate, or at least reduce, the reluctance of our Named Executive Officers and other key employees covered by the CIC Plan to diligently consider and pursue potential change of control opportunities that may be in the best interests of our stockholders. At the same time, by providing change of control benefits only upon the occurrence of an additional triggering event occurring in connection with the change of control transaction resulting in a job loss, we believe that this CIC Plan helps preserve the value of our key personnel for any potential acquiring company.
Severance benefits under the CIC Plan are generally similar to the severance benefits under the letter agreements, however Mr. Robin’s cash payments and COBRA period would be increased, and all executives would be entitled to full equity vesting, a “gross up” payment for any excise taxes imposed under Section 4999 of the Internal Revenue Code once a 10% cutback threshold is exceeded and outplacement benefits. We determined that the Chief Executive Officer’s cash severance payments should be increased to an amount equivalent to annual base salary and target bonus compensation for two years in connection with a change of control because of his role in the Company and the likelihood that a change of control would result in his termination of employment. The excise tax gross-up is intended to make the Named Executive Officers whole for any adverse tax consequences to which they may become subject under Section 4999 of the Internal Revenue Code and to preserve the level of change of control severance protections that we have determined to be appropriate. At the time the CIC Plan was established, we believed this excise tax gross-up protection was a reasonable part of a competitive total compensation package and generally consistent with industry practice at the time.
Named Executive Officers who are Former Employees. Mr. Elam resigned effective as of December 31, 2008. We entered into a bonus and general release agreement with Mr. Elam in connection with the conclusion of his employment whereby he received severance benefits in exchange for agreeing to release all potential claims he may have against us. The severance benefits for Mr. Elam were determined substantially in accordance with his letter agreement providing severance protections that was entered into between the Company and Mr. Elam in 2007.
The Potential Payments Upon Termination or Change of Control section below describes and quantifies the severance and other benefits paid or payable to the Named Executive Officers.
Other Benefits
We believe that establishing competitive benefit packages for employees is an important factor in attracting and retaining highly-qualified personnel, including the Named Executive Officers. The Named Executive Officers are eligible to participate in all of our employee benefit plans, such as medical, dental, vision, group life, disability insurance and the 401(k) plan, in each case generally on the same basis as other employees. We do not offer a tax-qualified defined-benefit pension plan or any non-qualified defined benefit retirement plans.
Perquisites
We do not believe that perquisites constitute a material element of our total compensation program for the Named Executive Officers. A substantial portion of the perquisites provided to Named Executive Officers during 2008 included life insurance premiums paid by us. The perquisites and other personal benefits provided to the Named Executive Officers during 2008 are reported in footnote 5 to the Summary Compensation Table below.

Section 162(m) Policy
Section 162(m) of the U.S. Internal Revenue Code limits our deduction for federal income tax purposes to $1 million of compensation paid to certain Named Executive Officers in a taxable year. Compensation above $1 million may be deducted if it is “performance-based compensation” within the meaning of Section 162(m). While we consider the compensation limits of Section 162(m) when designing our executive compensation programs, we have from time to time granted compensation that may not be deductible under the Section 162(m) limits in situations where we have determined the compensation to be appropriate to satisfy our compensation and other objectives. We intend to continue to evaluate the effects of the compensation limits of Section 162(m) and to grant compensation awards in the future in a manner consistent with the best interests of our stockholders.
Compensation Committee Report
The material in this report is being furnished and shall not be deemed “filed” with the SEC for purposes of Section 18 of the Exchange Act or otherwise subject to the liability of that section, nor shall the material in this section be deemed to be incorporated by reference in any registration statement or other document filed with the SEC under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except as otherwise expressly stated in such filing.
The organization and compensation committee has reviewed the Compensation Discussion and Analysis and discussed it with management. Based on its review and discussions with management, the committee recommended to our board of directors that the Compensation Discussion and Analysis be included in our annual report on Form 10-K for the fiscal year ended December 31, 2008 and in our 2009 proxy statement. This report is provided by the following independent directors, who comprise the committee:
Christopher A. Kuebler — Chairman
Michael A. Brown
Joseph J. Krivulka
Lutz Lingnau
Summary Compensation Table
The following table shows, for the fiscal year ended December 31, 2008, compensation awarded to or earned by our Chief Executive Officer, our Chief Financial Officer and our other three most highly compensated executive officers who were serving as executive officers on December 31, 2008 (the “Named Executive Officers”). To the extent any Named Executive Officers were also named executive officers for the fiscal years ended December 31, 2007 or December 31, 2006, compensation information for our 2007 and 2006 fiscal years is also presented for such executives.

				Stock	Option	Non-Equity
		Salary	Bonus	Awards	Awards	Incentive Plan	All Other
Name and Principal Position	Year	($)	($)(1)	($)(2)(3)	($)(2)	Compensation ($)(4)	Compensation ($)(5)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(i)	(j)
Howard W. Robin	2008	680,000			835,706	618,800	14,586	2,149,092
President and Chief Executive Officer	2007	654,243			967,644	601,800	4,083	2,227,770

John Nicholson	2008	442,531		18,190	351,866	388,610	108,600	1,309,797
Senior Vice President, Finance and Chief Financial Officer	2007	104,641		1,055	54,289	82,300	31,185	273,470

Bharatt M. Chowrira	2008	295,076	80,485		143,714	427,500	4,386	951,161
Senior Vice President and Chief Operating Officer (7)

Gil M. Labrucherie	2008	380,098	100,000	10,668	293,899	381,900	9,409	1,175,975
Senior Vice President and General Counsel

Nevan C. Elam	2008	438,739	250,000		607,477		653,666	1,949,881
Senior Vice President and	2007	372,638			274,740	282,800	2,886	933,064
Head of the Pulmonary Business Unit (6)	2006	321,332		35,911	176,970	114,804	582	649,598

(1)
Amounts reported represent discretionary bonus amounts paid to Messrs. Labrucherie, Elam and Chowrira during 2008 that were not paid pursuant to our Incentive Compensation Policy. Messrs. Labrucherie’s and Elam’s discretionary bonuses were awarded as a result of their activities related to the successful completion of the sale of certain pulmonary assets to Novartis Pharma AG. Dr. Chowrira’s bonus was awarded in connection with his joining the Company.

(2)
Amounts reported represent the dollar amount recognized for financial statement reporting purposes with respect to the indicated fiscal year in accordance with SFAS No. 123R. For purposes of this calculation, we have disregarded the estimate of forfeitures related to service-based vesting conditions, and have only taken into account actual forfeitures to the extent permitted under SEC rules. For a complete description of the assumptions made in determining the SFAS No. 123R valuation, please refer to (i) Note 15 (Stock-Based Compensation) to our audited financial statements in our annual report on Form 10-K for the fiscal year ended December 31, 2008 and (ii) similar footnotes to our audited financial statements in our annual reports on Form 10-K for prior years when the awards were granted.

(3)	In connection with his termination of employment on December 31, 2008, Mr. Elam forfeited 5,600 unvested restricted stock units.

(4)
Amounts reported for 2008 represent amounts earned under the Incentive Compensation Policy or, for Mr. Robin, under his amended and restated offer letter effective as of December 1, 2008. Amounts reported for 2007 and 2006 represent amounts earned under the predecessor Variable Compensation Plans.

(5)
Amounts reported in 2008 for the Named Executive Officers generally include life insurance premiums paid by us and matching contributions under our 401(k) plan. In addition to these benefits, certain Named Executive Officers received other compensation in 2008 having a value in excess of $10,000 or that are otherwise required to be individually identified. Mr. Robin’s life insurance premiums were $12,361. In connection with his commencement of employment during the fourth quarter of 2007, during 2008 Mr. Nicholson received reimbursements for his temporary housing having a total value of $92,605 (including tax gross ups related solely to temporary housing benefits). Additionally, Mr. Nicholson’s life insurance premiums were $10,995. Mr. Elam received $651,174 as the full amounts of all cash severance payments, group health, life and disability insurance premiums under COBRA and other reimbursements payable by us to him in connection with his termination of employment. Please see the “Potential Payments Upon Termination or Change of Control” section below for a more detailed description of these payments and benefits.

(6)
Effective as of December 31, 2008, Mr. Elam resigned from his position as our Senior Vice President and Head of the Pulmonary Business Unit. Amounts reported reflect the compensation earned by Mr. Elam during 2008 and certain benefits he became entitled to in connection with his termination of employment.

(7)	Amounts reported reflect the amounts earned by Dr. Chowrira during 2008 following his commencement of employment on May 19, 2008.

Description of Base Salary and Bonus Amounts
Base Salaries. Each of the Named Executive Officers previously entered into our standard form employment agreement and an offer letter, which offer letters were amended and restated, in the case of Robin, Nicolson and Chowrira, as of December 1, 2008. The form employment agreement provides for protective covenants with respect to confidential information, intellectual property and assignment of inventions and also sets forth other standard terms and conditions of employment. The offer letters generally establish each Named Executive Officer’s minimum base salary and target annual short-term compensation amounts, as well as other additional terms and conditions of the executive’s employment. For example, Mr. Robin’s offer letter provides for an initial base salary of $680,000 per year. Mr. Robin’s base salary may be increased by us from time to time in the discretion of the board of directors, but may not be decreased below the initial amount specified in his offer letter. The offer letters entered into with the other Named Executive Officers work similarly, in that each specify an initial base salary that may be increased in our discretion, but which may not be decreased. As discussed in more detail in the Compensation Discussion and Analysis, we review each Named Executive Officer’s base salary on at least an annual basis to determine whether any increase in base salary is warranted. In making our determination, we consider the factors discussed above under the caption “Compensation Discussion and Analysis—Current Executive Compensation Program Elements—Base Salary.” Each Named Executive Officer’s base salary paid in our 2008 fiscal year was the amount reported for the officer in the Summary Compensation Table above. The amount reported for Dr. Chowrira reflects the pro-rated base salary amounts earned by him during the portion of 2008 that he was employed by us.
Bonuses. As described in more detail under the caption “Compensation Discussion and Analysis—Current Executive Compensation Program Elements—Short-Term Incentive Compensation and Discretionary Bonuses,” Messrs. Labrucherie, Elam and Chowrira were awarded and paid discretionary bonuses during 2008. Messrs. Labrucherie and Elam were awarded a special discretionary cash bonus of $100,000 and $250,000, respectively, in 2008 as a result of their activities related to the asset sale of the Pulmonary Business Unit to Novartis Pharma AG. Dr. Chowrira was awarded a discretionary cash bonus of $80,485 (with the amount calculated to provide Dr. Chowrira with a $50,000 after-tax bonus) pursuant to a sign-on bonus given to Dr. Chowrira at the commencement of his employment with the Company.
The amount of Messrs. Robin’s, Nicholson’s, Chowrira’s, Labrucherie’s and Elam’s 2008 base salaries plus bonuses and non-equity incentive plan compensation represented 60%, 63%, 84%, 73% and 35% of their respective total compensation amounts reported in the Summary Compensation Table.

GRANTS OF PLAN BASED AWARDS IN 2008
The following table shows, for the fiscal year ended December 31, 2008, certain information regarding grants of plan-based awards to the Named Executive Officers.

						All Other
						Stock	All Other
						Awards:	Option		Grant Date
						Number	Awards:	Exercise or	Fair Value
			Estimated Possible Payouts			of Shares	Number of	Base Price	of Stock
		Date of	Under Non-Equity			of Stock	Securities	of Option	and Option
		Board or	Incentive Plan Awards (3)(4)			or Units	Underlying	Awards	Awards
Name	Grant Date	Committee	Threshold ($)	Target ($)	Maximum ($)	(#)	Options (#)	($/sh)(5)	($)(6)
(a)	(b(1)	Approval(2)	(c)	(d)	(e)	(i)	(j)	(k)	(l)
Howard W. Robin			0	442,000	884,000
	2/25/2008						400,000	6.46	1,192,880

John Nicholson			0	222,063	444,126
	2/25/2008						85,000	6.46	253,487

Bharatt M. Chowrira			0	285,000	570,000
	5/21/2008	4/24/2008					500,000	4.37	1,053,200

Gil M. Labrucherie			0	190,950	381,900
	2/25/2008						70,000	6.46	208,754

Nevan C. Elam			0	236,361	472,722
	2/25/2008						85,000	6.46	253,487
	12/26/2008						40,000	13.02	15,849
	12/26/2008						12,000	17.39	2,936
	12/26/2008						80,000	18.61	9,978
	12/26/2008						150,000	6.98	156,887
	12/26/2008						85,000	6.46	100,934

(1)
In connection with Mr. Elam’s termination of employment, we entered into a bonus and general release agreement with him that gives him the ability to exercise his vested options until March 31, 2010. Because this bonus and release agreement accelerated the vesting of all unvested options and extended the post-termination exercise period applicable to previously granted options, the fair value attributable to the stock modification under SFAS No. 123R is shown above for each prior grant. None of the outstanding awards were re-priced.

(2)	The date of organization and compensation committee approval preceded the actual grant date for the options granted to Dr. Chowrira in connection with his commencement of employment.

(3)
Amounts reported represent the potential short-term incentive compensation amounts payable for our 2008 fiscal year under our Incentive Compensation Policy (or for Mr. Robin, the potential amounts payable under his amended offer letter agreement). The amounts reported represent each Named Executive Officer’s target and maximum possible payments for the entire 2008 calendar year. The amounts reported also reflect the increase to the target bonus amounts for Mr. Elam that was applied on a retroactive basis. Because actual payments to the Named Executive Officers were within the range of 0% to 200% of their target bonuses, no threshold payment amount has been established for the Named Executive Officers.

The amounts reported for Dr. Chowrira, who joined us during 2008, represent his target and maximum possible payments for the entire portion of 2008 following his employment start date. The bonus award is not prorated for his hire date under the terms of Dr. Chowrira’s May 2008 offer letter agreement. Even though Mr. Elam did not receive any bonus payment under the Incentive Compensation Policy, the amounts reported for Mr. Elam represent his target and maximum possible payments for the entire portion of 2008, as he remained employed through the end of 2008. The actual short-term incentive bonus amount (if any) earned by each Named Executive Officer for 2008 is reported in Column (g) (Non-Equity Incentive Plan Compensation) of the Summary Compensation Table above.

(4)
Discretionary bonus amounts paid to Messrs. Labrucherie, Elam and Chowrira during 2008 were not paid pursuant to our Incentive Compensation Policy and are reported as bonus amounts in Column (d) of the Summary Compensation Table above.

(5)
The exercise price of the stock option awards granted during 2008 is equal to the closing price of our common stock on the date of grant as reported by the NASDAQ Global Market. The exercise price shown for stock option awards granted to Mr. Elam in prior years that are required to be reported in this table is equal to the exercise price on the original grant date, which was also equal to the closing price of our common stock on the date of grant as reported by the NASDAQ Global Market. No option grants were re-priced during 2008.

(6)
Refer to Note 15 (Stock-Based Compensation) to our audited financial statements in our annual report on Form 10-K for the fiscal year ended December 31, 2008 for the relevant assumptions used to determine the valuation of our stock option awards granted during 2008.

Description of Plan-Based Awards
Stock Options. Each stock option granted to the Named Executive Officers during 2008 may be exercised to purchase one share of our common stock at an exercise price equal to the closing price of the underlying common stock on the grant date. During 2008, Named Executive Officers were granted only non-qualified stock options. Each Named Executive Officer’s stock option award has an ordinary term of eight years and is subject to a vesting schedule that requires the executive’s continued employment or service. Stock option awards granted to Named Executive Officers in February as part of annual performance grants vest and become exercisable monthly in substantially equal installments over a four-year period. Other stock option awards made during 2008 in connection with an executive’s commencement of employment also generally vest and become exercisable over a four-year period, however the first 25% of the award “cliff vests” on the first anniversary of the grant date or employment start date and the remaining portion of the award vests in substantially equal installments over the following three years.
All or a portion of each Named Executive Officer’s stock option award may also become vested and exercisable upon or in connection with a change of control or certain corporate transactions with respect to us, upon certain terminations of the Named Executive Officer’s employment without cause or for a good reason resignation in connection with a change of control and in connection with certain terminations of employment that are not in connection with a change of control. Please see the “Potential Payments Upon Termination or Change of Control” section below for a description of the vesting that may occur in such circumstances, including for a description of the accelerated vesting and additional exercise periods provided to those Named Executive Officers whose employment with us terminated prior to the date of this proxy statement.
Any stock options that are unvested upon a Named Executive Officer’s termination of continuous employment or services will be forfeited without any value. In accordance with the Named Executive Officers’ offer letter agreements, any stock options that are vested upon a Named Executive Officer’s termination of continuous employment or services by us without cause or by the executive for a good reason resignation (as defined in the CIC Plan) will generally remain outstanding and exercisable for 12 months following termination (18 months for Messrs. Robin and Chowrira). This exercise period is also 12 months if the termination of employment or services is because of disability and is 18 months if the termination is because of death. In accordance with Mr. Elam’s bonus and general release agreement any stock options that are vested upon termination of continuous employment or services will remain outstanding and exercisable for 15 months. We also have the discretion to extend the applicable exercise period in connection with other terminations of employment. Any vested options that are not exercised within the applicable post-termination of employment exercise window will terminate.
Each Named Executive Officer’s stock option award was granted under, and is subject to the terms of, the 2000 Equity Incentive Plan. The plan is administered by the organization and compensation committee, and this committee has the ability to interpret and make all required determinations under the plan. This authority includes making required proportionate adjustments to outstanding stock options to reflect certain corporate transactions and making provision to ensure that participants satisfy any required withholding taxes.
The Named Executive Officers are not entitled to any dividend equivalent rights on their stock option awards, and stock option awards are generally only transferable to a beneficiary of a Named Executive Officer upon his death.
Short-Term Incentive Compensation. All of the Named Executive Officers were eligible to earn a short-term incentive compensation payment under the Incentive Compensation Policy or, for Mr. Robin, under an amended offer letter agreement. Please see “Compensation Discussion and Analysis—Current Executive Compensation Program Elements—Short-Term Incentive Compensation and Discretionary Bonuses” for a description of the material terms of the Incentive Compensation Policy and Mr. Robin’s related variable compensation arrangement. Mr. Elam terminated employment on December 31, 2008 and was not entitled to receive any payment under the Incentive Compensation Policy as part of his bonus and general release agreement.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END FOR 2008
The following table includes certain information with respect to the value of all unexercised options and stock awards previously awarded to the Named Executive Officers as of December 31, 2008.

	OPTION AWARDS					STOCK AWARDS
	Number of	Number of						Market Value
	Securities	Securities				Number of		of Shares or
	Underlying	Underlying				Shares or Units		Units of Stock
	Unexercised	Unexercised		Option	Option	of Stock That		That Have
	Options (#)	Options (#)		Exercise	Expiration	Have Not		Not Vested
Name	Exercisable(1)	Unexercisable		Price ($)	Date (2)	Vested (#)		($)(3)
(a)	(b)	(c)		(e)	(f)	(g)		(h)
Howard W. Robin	230,000	370,000	(4)	14.52	1/16/2015
	175,000	525,000	(5)	6.98	12/21/2015
	83,333	316,667	(6)	6.46	2/25/2016

John Nicholson	58,333	141,667	(5)	8.87	10/2/2015
	25,000	75,000	(5)	6.98	12/21/2015
						7,500	(7)	41,700
	17,708	67,292	(6)	6.46	2/25/2016

Bharatt M. Chowrira		500,000	(5)	4.37	5/21/2016

Gil M. Labrucherie	19,000	11,000	(4)	15.01	10/24/2013
	4,331	5,569	(6)	11.38	3/16/2015
						2,178	(8)	12,110
	4,375	6,125	(6)	13.02	4/2/2015
	50,000	150,000	(5)	6.98	12/21/2015
	14,583	55,417	(6)	6.46	2/25/2016

Nevan C. Elam	80,000			18.61	3/31/2010
						5,600	(9)	31,136
	12,000			17.39	3/31/2010
	40,000			13.02	3/31/2010
	150,000			6.98	3/31/2010
	85,000			6.46	3/31/2010

(1)	All exercisable options are currently vested.

(2)
For all Named Executive Officers other than Mr. Elam, the expiration date shown is the normal expiration date occurring on the eighth anniversary of the grant date, and the latest date that options may be exercised. Options may terminate earlier in certain circumstances, such as in connection with a Named Executive Officer’s termination of employment or in connection with certain corporate transactions, including a change of control. The expiration date shown for Mr. Elam is the date his options will expire as a result of his termination of employment with us, after giving effect to any extension of the post-termination exercise period applicable to his options agreed to in connection with his termination of employment.

(3)	Restricted stock unit value is calculated based on the December 31, 2008 closing price of our common stock ($5.56).

(4)
Options vest over a five year period, with the first 20% of the options vesting one year from the date of grant and the remaining portion of the options vesting pro-rata on a monthly basis over the following four years.

(5)
Options vest over a four year period, with the first 25% of the options vesting one year from the date of grant and the remaining portion of the options vesting pro-rata on a monthly basis over the following three years.

(6)	Options vest pro-rata on a monthly basis over a period of four years from the date of grant.

(7)	Shares subject to this restricted stock unit vest on an annual basis over a period of four years from the date of grant.

(8)	Shares subject to this restricted stock unit vest on an annual basis over a period of three years from the date of grant.

(9)
Shares subject to this restricted stock unit vest upon achievement of certain performance milestones described in Note 15 to our audited financial statements in our Annual Report on Form 10-K for the year ended December 31, 2008. Mr. Elam’s unvested restricted stock units were forfeited upon his termination effective December 31, 2008.

OPTION EXERCISES AND STOCK VESTED IN 2008
The following table includes certain information with respect to the exercise of stock options by the Named Executive Officers during the fiscal year ended December 31, 2008, and on the vesting during our 2008 fiscal year of stock awards held by the Named Executive Officers.

	Option Awards		Stock Awards
	Number of		Number of Shares
	Shares Acquired	Value Realized	Acquired on	Value Realized on
Name	on Exercise (#)	on Exercise ($)	Vesting (#)	Vesting ($)(1)
(a)	(b)	(c)	(d)	(e)
Howard W. Robin	—	—	—	—
John Nicholson	—	—	—	—
Bharatt M. Chowrira	—	—	—	—
Gil M. Labrucherie	—	—	1,122	4,892
Nevan C. Elam	—	—	—	—

(1)
The dollar amounts shown for restricted stock unit awards in Column (e) above are determined by multiplying (i) the number of restricted stock units becoming vested by (ii) the per-share closing price of our common stock on the release date.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL
The following section describes the benefits that may become payable to the Named Executive Officers employed by us on the date of this proxy statement in connection with their termination of employment with us or in connection with a change of control. This section also describes the severance benefits provided to those Named Executive Officers whose employment with us terminated prior to the date of this proxy statement.
All of the severance and other benefits described in this section will be paid or provided by us. For purposes of this section, we have assumed that (i) the price per share of our common stock is equal to the closing price per share on December 31, 2008, and (ii) the value of any stock options or restricted stock units that may be accelerated is equal to the full value of such awards (i.e., the full “spread” value for stock options and the full closing price per share on the applicable date for restricted stock unit awards). Please see “Compensation Discussion and Analysis—Severance and Change of Control Benefits” for a discussion of how the payments and benefits presented below were determined.
Severance Benefits—No Change of Control
Each of Messrs. Robin, Nicholson, Chowrira and Labrucherie are employed pursuant to letter agreements and our standard form executive employment agreement, and these agreements include provisions for severance benefits upon certain terminations of employment that are not related to a change of control. Upon a termination of employment by us without cause or by the executive for a good reason resignation (as defined in the CIC Plan and described below), Messrs. Robin, Nicholson, Chowrira and Labrucherie would each be entitled to the following severance benefits: (i) a cash severance payment equal to his total annual cash compensation target (including base salary and the target value of his annual incentive bonus, as such bonus target may be adjusted downward to take into account our performance through the fiscal quarter preceding termination), (ii) the exercise period for the vested and unexercised portion of all stock options held by him shall be extended for up to twelve months (eighteen months for Messrs. Robin and Chowrira) following termination and (iii) we shall pay all applicable COBRA payments for the executive for up to one year following the termination date. Dr. Chowrira would also be entitled to receive pro-rata vesting credit (based on the number of months employed) for his initial stock option grant if the date of such termination occurs prior to the first anniversary of his employment start date. In order to receive the severance benefits described above, each executive must first execute an effective waiver and release of claims in favor of us. Each executive’s cash severance payment will ordinarily be paid in a lump-sum within 60 days following the executive’s separation from service, although payment will be delayed to the extent required to comply with Section 409A of the Internal Revenue Code.
If Messrs. Robin, Nicholson, Chowrira or Labrucherie terminate employment with us as a result of their death they would be entitled to receive the following benefits: (i) the estate would receive accrued but unpaid base salary, (ii) all of their outstanding unvested stock options and restricted stock units will become vested upon their death and (iii) the exercise period for all stock options held by him shall be extended for up to eighteen months following termination pursuant to the terms of the Company’s equity compensation plans. In addition, pursuant to offer letter agreements, Messrs. Robin, Nicholson, and Chowrira would be entitled to a pro-rata portion of their target annual incentive bonus for the year of termination.
If Messrs. Robin, Nicholson, or Chowrira or Labrucherie terminate employment with us as a result of their disability they would be entitled to receive the following benefits: (i) they would receive accrued but unpaid base salary, and (ii) the exercise period for all stock options held by him shall be extended for up to twelve months following termination pursuant to the terms of the Company’s equity compensation plans. In addition, pursuant to their offer letter agreements, Messrs. Robin, Nicholson, and Chowrira would be entitled to receive (i) a pro-rata portion of their target annual incentive bonus for the year of termination, and (ii) 50% of all of their outstanding unvested stock options will become vested upon their disability.
Pursuant to our standard form employment agreement, following a termination of employment, each of Messrs. Robin, Nicholson, Chowrira and Labrucherie will be, subject to an indefinite restriction on the disclosure of our confidential information and a one-year non-solicitation restriction covering our customers and employees, as well as certain other restrictions.

The following table lists the estimated amounts that would become payable to each of Messrs. Robin, Nicholson, Chowrira and Labrucherie under the circumstances described above, assuming that the applicable triggering event occurred on December 31, 2008.

	Estimated
	Value of Total	Estimated	Estimated
	Annual	Value of	Value of	Estimated
	Target	COBRA	Vesting	Value of Pro-	Estimated
Executive &	Compensation	Benefits	Acceleration	Rata Bonus	Total
Triggering Event	($)	($) (1)	($)	($)	($)
Howard W. Robin
Without Cause or Good Reason	1,122,000	14,631	0	0	1,136,631
Disability	N/A	N/A	0	442,000	442,000
Death	N/A	N/A	0	442,000	442,000

John Nicholson
Without Cause or Good Reason	666,188	26,317	0	0	692,505
Disability	N/A	N/A	20,813	222,063	242,876
Death	N/A	N/A	41,625	222,063	263,688

Bharatt Chowrira
Without Cause or Good Reason	760,000	20,924	0	0	780,924
Disability	N/A	N/A	297,500	285,000	582,500
Death	N/A	N/A	595,000	285,000	880,000

Gil M. Labrucherie
Without Cause or Good Reason	572,850	14,631	0	0	587,481
Disability	N/A	N/A	N/A	N/A	N/A
Death	N/A	N/A	12,088	N/A	12,088

(1)	The value of COBRA benefits are based upon 2008 actual rates.
Severance Benefits—Change of Control
Each of Messrs. Robin, Nicholson, Chowrira and Labrucherie are covered under the CIC Plan. The CIC Plan provides for certain severance benefits to these executives and our other employees upon certain terminations of employment occurring in conjunction with a change of control of us.
If a change of control of the Company occurs, each of Messrs. Robin, Nicholson, Chowrira and Labrucherie will be entitled to severance benefits under the CIC Plan if his employment is terminated by us or a successor company without cause or by the executive for a good reason resignation, in each case within a period generally beginning on the date the agreement providing for a change of control is executed and ending twelve months following the change of control. Severance benefits under the CIC Plan include: (i) a cash severance payment equal to twelve months of base salary (twenty-four months for Mr. Robin) and the target value of his annual incentive bonus, (ii) we shall pay the same portion of his COBRA premiums as we pay for active employees’ group health coverage for up to twelve months (twenty-four months for Mr. Robin) following termination, (iii) provision of up to $5,000 for outplacement services received within twelve months following termination, (iv) accelerated vesting of all outstanding stock options, restricted stock units and other outstanding equity awards and (v) a “gross up” payment to compensate him for any excise taxes imposed under Section 4999 of the Internal Revenue Code, but only to the extent the excise taxes cannot be avoided by reducing the severance benefits by an amount not exceeding 10% such that the executive receives a greater-after tax amount as a result of the “cut-back” in benefits. In order to receive the severance benefits described above, each executive must first execute an effective waiver and release of claims in favor of us pursuant to a separation and release agreement. Each executive’s cash severance payment will ordinarily be paid in a lump-sum within 60 days following the executive’s separation from service, although payment will be delayed to the extent required to comply with Section 409A of the Internal Revenue Code.
For the purposes of the CIC Plan, a good reason resignation means a resignation upon the occurrence of one or more of the following events: (i) assignment of any authority, duties or responsibilities that results in a material diminution in the executive’s authority, duties or responsibilities as in effect immediately prior to the change of control, (ii) assignment to a work location more than 50 miles from the executive’s immediately previous work location, unless such reassignment of work location decreases the executive’s commuting distance from his residence to his assigned work location, (iii) a material diminution in the executive’s monthly base salary as in effect on the date of the change of control or as increased thereafter, (iv) notice to the executive by us or the successor company during the 12-month period following the change of control that the executive’s employment will be terminated under circumstances that would trigger severance benefits under the CIC Plan but for the designation of a date for termination that is greater than 12 months following the change of control and (v) for Mr. Robin, if he does not serve in his same position in the successor company or is not appointed to the board of directors of the successor company. In order for a good reason resignation to occur, the executive must first give us timely written notice of the grounds for his good reason resignation, and we must have failed to cure such condition after a period of 30 days.

Pursuant to the CIC Plan, the separation and release agreement that each of Messrs. Robin, Nicholson, Chowrira and Labrucherie will be required to execute will also require each executive to agree to continue to be subject to the restrictions on the disclosure of our confidential information in his employment agreement, to non-solicitation restrictions and to certain other restrictions.
Had a change of control occurred during the 2008 fiscal year and had the employment of Messrs. Robin, Nicholson, Chowrira, and Labrucherie terminated on December 31, 2008 under the circumstances described above, each would have been entitled to receive the estimated benefits set forth in the table below.

		Estimated
	Estimated Value of	Value of	Estimated Value of	Estimated
	Cash	Vesting	COBRA and	Value of Excise	Estimated
	Compensation	Acceleration ($)	Outplacement	Tax Gross-Up	Total
Name (1)	($)	(1)	Benefits ($) (2)	($)	($)
Howard W. Robin	2,244,000	0	34,262	0	2,278,262
John Nicholson	666,188	41,625	31,317	0	739,130
Bharatt M. Chowrira	760,000	595,000	25,924	0	1,380,924
Gil M. Labrucherie	572,850	12,088	19,631	0	604,569

(1)
Pursuant to the terms of the Company’s equity compensation plans, these Named Executive Officers would also have been entitled to this same full equity acceleration (i) if a corporate transaction (as defined in the applicable plan) occurred and the surviving or acquiring corporation refused to assume outstanding equity awards or substitute similar replacement awards for outstanding equity awards or (ii) upon the acquisition by any person of beneficial ownership of 50% or more of the combined voting power in the Company in a transaction that is not a corporate transaction as defined in the applicable plan.

(2)	This amount includes estimated COBRA premiums at their actual 2008 monthly COBRA rate and up to $5,000 for outplacement services.
Severance Benefits Provided to Named Executive Officers who are Former Employees
Nevan C. Elam. We entered into a bonus and general release agreement with Mr. Elam in connection with his resignation from the Company at the end of our 2008 fiscal year. Pursuant to this agreement, Mr. Elam became entitled to the following termination benefits: (i) a cash severance payment equal to $630,296, which amount was equal to one year of his base salary plus annual target bonus, (ii) payment for group medical, dental, vision and EAP premiums under COBRA for up to one year following his termination date, (iii) payment of a transaction bonus of $250,000 related to the successful closing of the sale and transfer of certain assets of the pulmonary business unit to Novartis Pharma AG, (iv) accelerated vesting for 227,060 stock options previously granted to him but not vested as of December 31, 2008, and (iv) the exercise period for his vested and unexercised stock options was extended until March 31, 2010. The bonus and general release agreement contained a standard waiver and release provisions. The agreement also required Mr. Elam to continue to remain subject to the restrictive covenants contained in his employment agreement and to agree to a one-year non-solicitation restriction covering our employees as well as certain other restrictions.

INFORMATION ABOUT OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Independent Registered Public Accounting Firm Fees and Services
The following table represents aggregate fees billed to us for fiscal years ended December 31, 2008 and December 31, 2007 by Ernst & Young LLP, our independent registered public accounting firm.

	Fiscal Year Ended
	2008	2007

Audit Fees	$1,433,845	2,024,341

The audit committee approved all fees described above.
Pre-Approval Policies and Procedures
The audit committee has adopted policies and procedures for the pre-approval of audit and non-audit services rendered by our independent registered public accounting firm, Ernst & Young LLP. The policy generally requires pre-approval for specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of the audit committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual explicit case-by-case basis before the independent registered public accounting firm is engaged to provide each service. The pre-approval of services may be delegated to one or more of the audit committee’s members, but the decision must be reported to the full audit committee at its next scheduled meeting.
Prior to Ernst & Young LLP rendering services other than audit services, the audit committee would review and approve such non-audit services only if such services were compatible with maintaining Ernst & Young’s status as an independent registered public accounting firm.

Report of the Audit Committee of the Board of Directors
The material in this report is being furnished and shall not be deemed “filed” with the SEC for purposes of Section 18 of the Exchange Act or otherwise subject to the liability of that section, nor shall the material in this section be deemed to be incorporated by reference in any registration statement or other document filed with the SEC under the Securities Act or the Exchange Act, except as otherwise expressly stated in such filing.
The audit committee is currently comprised of three non-employee directors, Susan Wang, who chairs the committee, and Joseph J. Krivulka and Roy A. Whitfield. Our board of directors has determined that Ms. Wang and Messrs. Krivulka and Whitfield meet the independence requirements set forth in Rule 10A-3(b)(1) under the Exchange Act and in the applicable NASDAQ rules. In addition, the board of directors has determined that Ms. Wang qualifies as an audit committee financial expert as defined by SEC rules. The audit committee has the responsibility and authority described in the Nektar Therapeutics Audit Committee Charter, which has been approved by the board of directors. A copy of the Audit Committee Charter is available on our website at www.nektar.com.
The audit committee is responsible for assessing the information provided by management and our registered public accounting firm in accordance with its business judgment. Management is responsible for the preparation, presentation and integrity of our financial statements and for the appropriateness of the accounting principles and reporting policies that are used. Management is also responsible for testing the system of internal controls and reports to the audit committee on any deficiencies found. Our independent registered public accounting firm, Ernst & Young LLP, is responsible for auditing the annual financial statements and for reviewing the unaudited interim financial statements.
In fulfilling its oversight responsibilities, the audit committee has reviewed and discussed the audited financial statements in the annual report on Form 10-K for the year ended December 31, 2008 with both management and our registered public accounting firm. The audit committee’s review included a discussion of the quality and integrity of the accounting principles, the reasonableness of significant estimates and judgments and the clarity of disclosures in the financial statements.
The audit committee reviewed with our registered public accounting firm the overall scope and plan of the audit. In addition, it met with our registered public accounting firm, with and without management present, to discuss the results of our registered public accounting firm’s examination, the evaluation of our system of internal controls, the overall quality of our financial reporting and such other matters as are required to be discussed under generally accepted accounting standards in the United States. The audit committee has also received from, and discussed with, our registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 114, The Auditor’s Communication with those Charged with Governance (the successor to Statement on Auditing Standards No. 61).
The audit committee has discussed with Ernst & Young LLP that firm’s independence from management and our company, including the matters in the written disclosures and the letter regarding independence from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board. The audit committee has also considered the compatibility of audit related and tax services with the auditors’ independence. Based on its evaluation, the audit committee has selected Ernst & Young LLP as our registered public accounting firm for the fiscal year ending December 31, 2009.
In reliance on the reviews and discussions referred to above, the audit committee recommended to the board of directors, and the board of directors approved, the inclusion of the audited financial statements and management’s assessment of the effectiveness of our internal controls over financial reporting in the annual report on Form 10-K for the year ended December 31, 2008 filed with the SEC.
Audit Committee
Susan Wang—Chairwoman
Joseph J. Krivulka
Roy A. Whitfield

OTHER MATTERS
The board of directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.
ADDITIONAL INFORMATION
Our website address is http://www.nektar.com. The information in, or that can be accessed through, our website is not deemed to be incorporated by reference into this proxy statement. Our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K and amendments to those reports are available, free of charge, on or through our website as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. The public may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. Information on the operation of the Public Reference Room can be obtained by calling 1-800-SEC-0330. The SEC maintains an internet site that contains reports, proxy and information statements and other information regarding our filings at www.sec.gov. In addition, a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 filed with the SEC is available without charge upon written request to: Secretary, Nektar Therapeutics, 201 Industrial Road, San Carlos, California 94070.
By Order of the Board of Directors

Gil M. Labrucherie
Senior Vice President, General Counsel and
Secretary
April 29, 2009

NEKTAR
 THERAPEUTICS
 201 INDUSTRIAL ROAD
 SAN CARLOS, CA
 94070
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If you would like to reduce the costs incurred by Nektar Therapeutics in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.
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Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Nektar Therapeutics, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	NEKTR1	KEEP THIS PORTION FOR YOUR RECORDS

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NEKTAR THERAPEUTICS

You are cordially invited to attend the Annual Meeting of Stockholders of Nektar Therapeutics, a Delaware corporation. We will hold the meeting on Thursday, June 11, 2009, at 2:00 p.m. local time at the San Mateo Marriott located at 1770 South Amphlett Blvd., San Mateo, CA 94402 for the following purposes:

Vote On Directors

1.	To elect three directors with terms to expire at the 2012 Annual Meeting of Stockholders;

	Nominees:	For	Abstain

	1 a. Robert B. Chess	☐	☐

	1 b. Susan Wang	☐	☐

	1 c. Roy A. Whitfield	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.			☐

MATERIALS ELECTION

As of July 1, 2007, SEC rules permit companies to send you a notice that proxy information is available on the Internet (the “Notice”), instead of mailing you a complete set of materials. Check the box to the right if you want to receive a complete set of future proxy materials by mail, at no cost to you. If you do not take action you may receive only a Notice.
☐

Vote On Proposal

		For	Against	Abstain

2.	To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009.	☐	☐	☐

		Yes	No

Please indicate if you plan to attend this meeting.		☐	☐

Note: Please sign exactly as your name or names appear(s) on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting: The Proxy Statement and Annual Report are available at www.proxyvote.com.

NEKTAR
THERAPEUTICS
PROXY SOLICITED BY THE BOARD OF
DIRECTORS FOR THE ANNUAL MEETING OF
STOCKHOLDERS TO BE HELD ON JUNE 11, 2009
The undersigned hereby appoints Howard W. Robin and Gil M. Labrucherie, and each of them, as attorneys-in-fact and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Nektar Therapeutics which the undersigned may be entitled to vote at the annual meeting of stockholders of Nektar Therapeutics to be held at the San Mateo Marriott located at 1770 South Amphlett Blvd., San Mateo, CA 94402, on Thursday, June 11, 2009 at 2:00 p.m. local time (and at any and all postponements, continuations and adjournments thereof), with all powers that the undersigned would possess if personally present, upon and in respect of the matters listed on the reverse side and in accordance with the instructions specified on the reverse side, with discretionary authority as to any and all matters that may properly come before the meeting.
Unless a contrary direction is indicated, this Proxy will be voted in favor of all nominees listed in Proposal 1 and in favor of Proposal 2, as more specifically indicated in the Proxy Statement, and at the discretion of the proxies with regard to any other matter that may properly come before the meeting or any adjournment or postponement thereof.
If you vote by telephone or Internet, you do not need to mail back this Proxy.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)